Exhibit 3.1

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

AND

MANAGEMENT PROXY CIRCULAR

MAY 15, 2013

Teranga Gold Corporation’s Annual General and Special Meeting of the holders of common shares will be held on June 26, 2013 at 9:30 AM (Toronto Time) at the office of Stikeman Elliott LLP, legal counsel to the Corporation, Main Boardroom, 53rd Floor, 199 Bay St., Toronto, Ontario.

Shareholders may exercise their rights by attending the Meeting or by completing a Form of Proxy.

YOUR VOTE AS A SHAREHOLDER IS IMPORTANT

TABLE OF CONTENTS

THE MEETING	1
SOLICITATION OF PROXIES	1
VOTING BY REGISTERED SHAREHOLDERS	2
VOTING BY NON-REGISTERED SHAREHOLDERS	3
INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON	5
VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES	5
PARTICULARS OF MATTERS TO BE ACTED UPON AT THE MEETING	5
STATEMENT OF CORPORATE GOVERNANCE PRACTICES	14
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	18
EXECUTIVE COMPENSATION	18
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	28
AUDIT COMMITTEE	28
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	29
ADDITIONAL INFORMATION	29

SCHEDULE A – NOTICE OF CHANGE OF AUDITORS
SCHEDULE B – ADVANCE NOTICE BY-LAW NO. 2
SCHEDULE C – MANDATE OF THE BOARD OF DIRECTORS
SCHEDULE D – AUDIT COMMITTEE CHARTER

i

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

Teranga Gold Corporation (“Teranga” or the “Corporation”) invites you to attend its 2013 annual general and special meeting (the “Meeting”) of holders of common shares (“Shareholders”).

When:                                                           9:30 a.m. (Toronto time) on Wednesday, June 26, 2013

Where:                                                      Office of Stikeman Elliott LLP, legal counsel to the Corporation, Main Boardroom, 53rd Floor, 199 Bay St., Toronto, Ontario M5L 1B9

Business of the 2013 Annual General and Special Meeting of Shareholders

The Meeting is being held for the following purposes:

1.              To receive the audited consolidated financial statements of the Corporation for the financial year ended December 31, 2012, together with the report of the auditors thereon;

2.              To elect the board of directors of the Corporation;

3.              To appoint the auditors and to authorize the directors to fix their remuneration;

4.              To vote on the adoption of a resolution ratifying the Advance Notice By-Law; and

5.              To transact such further or other business that may properly come before the Meeting or any adjournment or postponement thereof.

Other Important Information

The board of directors of the Corporation (the “Board”) has fixed May 22, 2013 as the record date for determining Shareholders who are entitled to receive notice of and to vote at the Meeting. Only Shareholders of record of the Corporation on May 22, 2013 are entitled to receive notice of the Meeting and to attend and vote at the Meeting. This notice of the Meeting (the “Notice”) is accompanied by a management proxy circular (the “Circular”) and a form of proxy and the Corporation’s 2012 Annual Report, which contains Teranga’s audited consolidated financial statements for the financial year ended December 31, 2012. The specific details of the matters to be put before the Meeting as identified above are set forth in the Circular accompanying and forming part of this Notice. This Notice and Circular have been sent to each director of the Corporation, to each Shareholder entitled to notice of the Meeting and to the auditors of the Corporation.

The Circular provides additional information relating to the matters to be dealt with at the Meeting and should be reviewed carefully by Shareholders. Any adjourned or postponed meeting resulting from an adjournment or postponement of the Meeting will be held at a time and place to be specified either by the Corporation before the Meeting or by the Chair at the Meeting to be adjourned or postponed.

DATED at Toronto this 15th day of May, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

David Savarie
VP, General Counsel & Corporate Secretary

SHAREHOLDERS MAY EXERCISE THEIR RIGHTS BY ATTENDING THE MEETING OR BY COMPLETING A FORM OF PROXY. SHOULD YOU BE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. PROXIES MUST BE RECEIVED BY THE TRANSFER AGENT AND REGISTRAR OF THE CORPORATION (COMPUTERSHARE INVESTOR SERVICES INC., 100 UNIVERSITY AVENUE, 9th FLOOR, NORTH TOWER, TORONTO, ONTARIO, CANADA M5J 2Y1) NO LATER THAN 9:30 A.M. (TORONTO TIME) ON MONDAY, JUNE 24, 2013. YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AS INDICATED ON THE FORM OF PROXY, OR FAILING INSTRUCTIONS, IN THE MANNER SET FORTH IN THE ACCOMPANYING MANAGEMENT PROXY CIRCULAR.

ANNUAL MEETING OF SHAREHOLDERS

CDI VOTING PROCESS

This year, the annual general and special meeting (the “Meeting”) of holders of common shares (“Shareholders”) of Teranga Gold Corporation (the “Corporation”) will be held at the office of Stikeman Elliott LLP, legal counsel to the Corporation, Main Boardroom, 53rd floor, 199 Bay Street, Toronto, Canada, M5L 1B9 on June 26, 2013 at 9:30 a.m. (Toronto time). The Meeting provides Shareholders with an opportunity to participate directly in the affairs of the Corporation and to meet our directors and senior management. Please see the accompanying Notice of Annual Meeting for further details.

As the common shares of the Corporation (“Common Shares”) are listed on the Australian Securities Exchange (the “ASX”) in the form of CHESS Depository Interests (“CDIs”), the Corporation would like to remind CDI holders of the particular requirements and restrictions that their votes will be subject to. Each CDI represents a beneficial interest in one Common Share of the Corporation. CDI holders do not actually own direct legal title to Common Shares, which is held for and on behalf of CDI holders by CHESS Depository Nominees Pty Ltd. (“CDN”), a wholly-owned subsidiary of ASX Limited. This structure exists because the Corporation is a Canadian company with a right to have its securities traded on the ASX by way of CDIs.

This arrangement impacts how CDI holders can record their votes for the matters to be tabled at the Meeting. As CDIs are technically rights to Common Shares held on behalf of CDI holders by CDN, CDI holders need to provide confirmation of their voting intentions to CDN before the Meeting. CDN will then exercise the votes at the Meeting on behalf of CDI holders. If a CDI holder wishes to vote, they must register their vote with CDN by using the CDI Voting Instruction Form (“VIF”) provided.

To have a CDI vote counted, CDI holders must return their completed VIF to CDN at least 48 hours, excluding Saturdays, Sundays and holidays, prior to the start of the Meeting, or any adjournment or postponement thereof. Given the multi-jurisdictional location of Teranga’s shareholders, and the need to ensure all VIFs are duly received and incorporated ahead of the Meeting, it is necessary that all VIF be returned by no later than 9:30 a.m. on Monday, June 24, 2013 (Perth time).

We appreciate your support and your interest in the Corporation and encourage CDI holders to lodge their votes ahead of the Meeting in the manner specified above.

We look forward to your continued support.

Yours sincerely,

TERANGA GOLD CORPORATION

Alan Hill
Executive Chairman of the Board

MANAGEMENT PROXY CIRCULAR

THE MEETING

Date, Time and Place of the Annual Meeting

The annual general and special meeting (the “Meeting”) of the common shareholders (“Shareholders”) of Teranga Gold Corporation (“Teranga” or the “Corporation”) will be held at 9:30 a.m. (Toronto time) on Wednesday, June 26, 2013 at the offices of Stikeman Elliott LLP, Main Boardroom, legal counsel to the Corporation, 53rd Floor, 199 Bay St., Toronto, Ontario M5L 1B9.

Information contained in this Circular is given as at May 15, 2013, unless otherwise indicated.

No person is authorized to give any information or to make any representation not contained in this Circular and, if given or made, such information or representation should not be relied upon as having been authorized.

Record Date

The record date for determining Shareholders entitled to receive notice of and vote at the Meeting is May 22, 2013 (the “Record Date”). Shareholders of record as at the close of business on such date will be entitled to attend and vote at the Meeting, or any adjournment or postponement thereof, in the manner and subject to the procedures described in this Management Information Circular (the “Circular”).

SOLICITATION OF PROXIES

Proxy Solicitation

This Circular, which is dated May 15, 2013, is furnished in connection with the solicitation of proxies by the management of the Corporation for use at the Meeting to be held at the time and place and for the purposes set forth in the attached notice of meeting (the “Notice”). The solicitation of proxies in connection with the Meeting is being made primarily by mail, but proxies may also be solicited by telephone, fax or other personal contact by Directors, officers or other employees of the Corporation. The Corporation has also hired Kingsdale Shareholder Services Inc. (“Kingsdale”) and Radar Shareholder Engagement (“Radar”) to act as the Corporation’s proxy solicitation agent in connection with the Meeting. The Corporation will pay Radar & Kingsdale a base proxy solicitation fee of approximately $60,000 in connection with their engagement.  Shareholders can contact Kingsdale either by mail at Kingsdale Shareholder Services Inc., The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361, Toronto, Ontario M5X 1E2, by toll-free telephone in North America at 1-866-581-1489 or collect call outside North America at +1-416-867-2272, or by e-mail at contactus@kingsdaleshareholder.com.  Shareholders can contact Radar either by mail at Radar Shareholder Engagement, Level 7, 107 Pitt Street, SYDNEY, NSW, Australia, 2000, by toll-free telephone in Australia at 1-800-850-191 or collect call outside Australia at +61-2-8256-3365, or by e-mail at teranga@shareholderupdate.com.au. The entire cost of the solicitation will be borne by the Corporation.

VOTING INFORMATION

General

The following questions and answers provide guidance on how to vote your shares.

Who can vote?

Each holder of Common Shares is entitled to one vote at the Meeting or any adjournment or postponement thereof for each Common Share registered in the holder’s name as at the close of business on the Record Date, May 22, 2013.

As of May 15, 2013, the Corporation had 245,618,000 Common Shares outstanding. As of May 15, 2013, to the knowledge of the Directors and officers of the Corporation based on shareholders’ public filings, there is only one entity that beneficially owned or exercised control or direction over, directly or indirectly, 10% or more of the votes attached to the Common Shares.  For further details, please see VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES below.

What will I be voting on?

Shareholders will be voting to: (i) elect Directors; (ii) appoint Ernst & Young LLP as auditor of the Corporation; and to (iii) adopt a resolution to ratify and approve the Advance Notice By-Law, the full text of which is reproduced in Schedule “B”.

The Board of Directors and management of the Corporation recommend that shareholders vote FOR items (i), (ii) and (iii).

How will these matters be decided at the Meeting?

A simple majority of the votes cast, in person or by proxy, will constitute approval of these matters.

How do I vote?

If you are eligible to vote and your Common Shares are registered in your name, you can vote your Common Shares in person at the Meeting or by proxy, see the instructions below under “Voting by Registered Shareholders”.  If your Common Shares are held in the name of a nominee (for example, a broker), see the instructions below under “Non-Registered Shareholder Voting”.

Who can I call with questions?

If you have questions about the information contained in this Management Proxy Circular or require assistance in completing your form of proxy, in Canada please contact Kingsdale at 1-866-581-1489 or collect outside North America at +1-416-867-2272 or via email at contactus@kingsdaleshareholder.com, and in Australia please contact Radar at 1-800-850-191 or collect outside Australia at +61-2-8256-3365 or via email at teranga@shareholderupdate.com.au.

VOTING BY REGISTERED SHAREHOLDERS

The Common Shares represented by a properly executed proxy will be voted for or withheld against all matters to be voted on at the Meeting in accordance with the instructions of the registered holder of Common Shares (a “Registered Shareholder”) on any vote that may be called for.

Voting by proxy

You are a Registered Shareholder if your name appears on a share certificate or on the list of registered shareholders maintained by Computershare. If this is the case, you may appoint someone else to vote for you as your proxy holder by using the enclosed form of proxy. The persons named in the enclosed form of proxy are Directors or officers of the Corporation.

A shareholder has the right to appoint as proxy holder a person other than those whose names are printed as proxy holders in the accompanying form of proxy, by striking out said printed names and inserting the name of his/her chosen proxy holder in the blank space provided for that purpose in the form of proxy. In either case, the completed form of proxy must be delivered to Computershare, in the envelope provided for that purpose, prior to the Meeting at which it is to be used. A person acting as proxy holder need not be a shareholder of the Corporation. Make sure that the person you appoint is aware that he or she is appointed and attends the Meeting.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to the matters identified in the Notice and with respect to other matters which may properly come before the Meeting. At the date of this Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice. If any other matters do properly come before the Meeting, it is intended that the person appointed as proxy shall vote on such other business in such manner as that person then considers being proper.

How can I vote my Common Shares by proxy?

By telephone

Call the toll-free number indicated on the proxy form (1.866.732.VOTE) and follow the instructions.

If you choose the telephone, you cannot appoint any person other than the Directors or officers named on your form of proxy as your proxy holder.

On the Internet

Go to the website indicated on the proxy form (www.investorvote.com) and follow the instructions on the screen.

If you return your proxy via the Internet, you can appoint a person other than the Directors or officers named in the form of proxy as your proxy holder. This person does not have to be a shareholder. Indicate the name of the person you are appointing in the space provided on the form of proxy. Complete your voting instructions, and date and submit the form. Make sure that the person you appoint is aware that he or she has been appointed and attends the Meeting.

By mail

Complete your form of proxy and return it in the envelope provided.

If you return your proxy by mail, you can appoint a person other than the Directors or officers named in the form of proxy as your proxy holder. This person does not have to be a shareholder. Fill in the name of the person you are appointing in the blank space provided on the form of proxy. Complete your voting instructions on the form of proxy, and date and sign the form. Make sure that the person you appoint is aware that he or she has been appointed and attends the Meeting.

What is the deadline for receiving the form of proxy?

The deadline for receiving duly completed forms of proxy or a vote using the telephone or over the Internet is 9:30 a.m. (Toronto Time) on Monday, June 24, 2013, or if the Meeting is adjourned or postponed, by no later than 48 hours (excluding weekends and statutory holidays) prior to the day fixed for the adjourned or postponed Meeting. The proxy deadline may be waived or extended by the Chairman of the Meeting, in his sole discretion without notice.

How will my Common Shares be voted if I give my proxy?

Common Shares represented by proxies in the accompanying form of proxy will be voted in accordance with the instructions indicated thereon. If no contrary instruction is indicated, the Common Shares represented by such form of proxy will be voted in favour of the election as Directors of the persons and the appointment as auditor of the firm respectively named under the headings “Election of Directors” and “Appointment of Auditor” and will be voted in favour of the ratification of the Advance Notice By-Law.

The form of proxy also confers discretionary voting authority on those persons designated therein with respect to amendments or variations to the proposals identified in the notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of printing this Circular, the management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting. If such amendments or variations or other matters properly come before the Meeting, the management nominees designated in such form of proxy shall vote the Common Shares represented thereby in accordance with their best judgment.

If I change my mind, how can I revoke my proxy?

A registered shareholder who has given a proxy may revoke the proxy by completing and signing a form of proxy bearing a later date and depositing it with Computershare (100 University Avenue, 9th Floor, North Tower, Toronto, Ontario M5J 2Y1) no later than 9:30 a.m. (Toronto Time) on June 24, 2013 or with the Chairman of the Meeting on the day of the Meeting, prior to the commencement of the Meeting, or any adjournment or postponement thereof, or in any other manner permitted by law.

Voting in Person

If you wish to vote in person, you may present yourself at the Meeting to a representative of Computershare. Your vote will be taken at the Meeting. If you wish to vote in person at the Meeting, do not complete or return the form of proxy.

VOTING BY NON-REGISTERED SHAREHOLDERS

If your Common Shares are not registered in your name and are held in the name of a nominee, you are a “non-registered shareholder”. If your Common Shares are listed in an account statement provided to you by your broker, those Common Shares will, in all likelihood, not be registered in your name. Such Common Shares will more likely be registered in the name of a depository or of your broker or an agent of that broker, or in the name of a clearing agency (such as CDS Clearing and Depository Services Inc. (“CDS”) or Chess Depository Nominees PTY Ltd. (“CDN”)) of which the Intermediary is a participant. Without specific instructions, brokers and their agents or nominees are prohibited from voting shares beneficially held by their clients. Non-registered shareholders are either “objecting beneficial owners” or “OBOs”, who object to intermediaries disclosing information about their identity and ownership in the Corporation or “non-objecting beneficial owners” or “NOBOs”, who do not object to such disclosure. The Corporation does not send proxy-related materials directly to OBOs or NOBOs and intends to pay for an intermediary to deliver to OBOs and NOBOs the proxy-related materials. If you are a non-registered shareholder, there are two ways, listed below, that you can vote your Common Shares:

Giving your Voting Instructions

Applicable securities laws require your nominee to seek voting instructions from you in advance of the Meeting. Accordingly, you will receive or have already received from your nominee a request for voting instructions for the number of Common Shares you hold. Every nominee has its own mailing procedures and provides its own signature and return instructions, which should be carefully followed by non-registered shareholders to ensure that their Common Shares are voted at the Meeting.

Voting in Person

However, if you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions provided by your nominee to appoint yourself as proxy holder and follow the instructions of your nominee. Non-registered shareholders who appoint themselves as proxy holders should present themselves at the Meeting to a representative of Computershare. Do not otherwise complete the request for voting instructions sent to you as you will be voting at the Meeting.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to the matters identified in the Notice and with respect to other matters which may properly come before the Meeting. At the date of this Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice. If any other matters do properly come before the Meeting, it is intended that the person appointed as proxy shall vote on such other business in such manner as that person then considers proper.

Canada

In accordance with the requirements of National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators, the Corporation has distributed copies of this Circular and the accompanying Notice together with the form of proxy (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for onward distribution to non-registered holders of Common Shares.

Intermediaries are required to forward the Meeting Materials to non-registered holders. Very often, Intermediaries will use service companies to forward the Meeting Materials to non-registered holders. Generally, non-registered holders will either:

a)             be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile stamped signature), which is restricted as to the number and class of securities beneficially owned by the non-registered holder but which is not otherwise completed. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the non-registered holder when submitting the proxy. In this case, the non-registered holder who wishes to vote by proxy should otherwise properly complete the form of proxy and deliver it as specified; or

b)             be given a form of proxy which is not signed by the Intermediary and which, when properly completed and signed by the non-registered holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “Voting Instruction Form” or “VIF”) which the Intermediary must follow.

In either case, the purpose of this procedure is to permit non-registered holders to direct the voting of the shares they beneficially own.

Australia

Non-registered holders in Australia hold CHESS Depository Interests (“CDIs”) of the Corporation, or units of beneficial ownership of the underlying Common Shares, which are registered in the name of CDN. As holders of CDIs are not the legal owners of the underlying Common Shares, CDN is entitled to vote at the Meeting at the instruction of the holders of the CDIs.

As a result, holders of CDIs can expect to receive a VIF, together with the Meeting Materials from Computershare in Australia. These VIFs are to be completed and returned to Computershare in Australia in accordance with the instructions contained therein. CDN is required to follow the voting instructions properly received from holders of CDIs.

A non-registered holder of a CDI can request that CDN appoint the Non-Registered Holder (or a person nominated by the non-registered holder) as proxy to exercise the votes attaching to the underlying Common Shares represented by the CDIs. In such case, a non-registered holder of CDIs may, as proxy, attend and vote in person at the Meeting.

If you hold your interest in CDIs through an Intermediary, you will need to follow the instructions of your Intermediary and request that your Intermediary provide a form of legal proxy which will grant you the right to attend the Meeting and vote in person.

To obtain a copy of CDN’s Financial Services Guide, go to www.asx.com.au/cdis. Phone +61 2 9338 0000 (within Australia) or +02 9227 0885 (overseas) if you would like a copy sent to you in the mail.

Information for CDI Holders

CDI holders should note that the Corporation has been granted in-principle waivers from certain Listing Rules of the ASX. In particular, the Corporation has received an in-principle waiver from ASX Listing Rule 14.2.1 which requires that a form of proxy allow a securityholder to vote for or against each resolution. Under applicable Canadian securities laws, the form of proxy to be provided must only allow securityholders to vote in favour of or to withhold their vote in respect of a resolution to elect a director or in respect of appointment of auditor, but not to vote against it. The Corporation’s waiver from ASX Listing Rule 14.2.1 only applies to the extent necessary to permit it to comply with the proxy requirements under applicable Canadian securities laws and for so long as such laws prevent the Corporation from permitting Shareholders to vote against a resolution to elect a director or appoint an auditor.

The Corporation has also received an in-principle waiver from ASX Listing Rule 14.3 to the extent necessary to permit the Corporation to accept nominations for the election of directors in accordance with Canadian securities laws. Under ASX Listing Rule 14.3, an ASX listed entity must accept nominations for the election of directors up to 35 business days (in the case of a meeting that securityholders have requested directors to call, 30 business days) before the date of the meeting at which directors may be elected, unless the entity’s constitution provides otherwise. Section 137 of the Canada Business Corporations Act provides a mechanism for Shareholders to submit proposals for consideration at an annual meeting, including nominations for election of directors, up to 90 days prior to the anniversary date of the previous annual meeting. If the proposal includes a nomination for election, the proposal must be signed by one or more holders of shares representing an aggregate of not less than 5% of the voting shares. A Shareholder who is entitled to submit a proposal is also entitled to discuss at an annual meeting any subject, including nominations for election of directors, that they would be entitled to make a proposal regarding. In this manner, nominations for election to director may be made at the meeting, and it is possible that a person could be elected director without his or her nomination disclosed prior to the date of the meeting.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Except as otherwise disclosed herein, no person who has been a director or executive officer of the Corporation at any time since the beginning of the Corporation’s last financial year, nor any proposed nominee for election as a director of the Corporation, nor any of associates or affiliates of the foregoing persons, has a material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, other than the election of directors or the appointment of auditors.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

Share Capital

The Corporation’s authorized share capital currently consists of an unlimited number of Common Shares of which 245,618,000 were issued and outstanding as of the date of this Circular. Each Common Share entitles the holder thereof to one vote at all meetings of Shareholders of the Corporation, including the Meeting.

Principal Shareholders

As of the date of this Circular, to the knowledge of the directors and executive officers of the Corporation, no person or company beneficially owns, or exercises control or direction over, directly or indirectly, more than 10% of the voting rights attached to the Common Shares other than as set out below:

Name	Number of Common Shares	Percentage of Outstanding Common Shares

Mineral Deposits Limited	39,999,838	16.29%
BT Investment Management Limited	15,472,193	6.3	%(1)
Colonial First State Global Asset Management	14,765,194	6	%(1)
Sentry Investments, Inc.	12,482,700	5.1	%(1)

(1)         Pursuant to Australian law, a holder of more than 5% of the voting power of a corporation is deemed a substantial holder and must report such holdings. As of the close of business on the record date, except as set forth above, the Corporation is not aware of any substantial holder under Australian law.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE MEETING

1.              Presentation of Audited Financial Statements

2.              Election of Directors

3.              Appointment of Auditors

4.              To vote on the adoption of a resolution ratifying the Advance Notice By-Law

Audited Financial Statements

The audited comparative consolidated financial statements of the Corporation for the fiscal period ended December 31, 2012, and the report of the auditors thereon will be placed before the Meeting. Receipt at the Meeting of the audited comparative consolidated financial statements of the Corporation for the fiscal year ended December 31, 2012 will not constitute approval or disapproval of any matters referred to therein. No vote will be taken on the financial statements. These financial statements are included in the Corporation’s 2012 Annual Report which can be accessed on the Corporation’s website at www.terangagold.com and are also available at www.sedar.com.

Pursuant to National Instrument 51-102 — Continuous Disclosure Obligations of the Canadian Securities Administrators (“NI 51-102”) and National Instrument 54-101, a person or corporation who in the future wishes to receive annual and interim financial statements from the Corporation must deliver a written request for such material to the Corporation. Shareholders who wish to receive annual and interim financial statements are encouraged to complete the appropriate section at the bottom of the form of proxy and send it to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Canada, Attention: Proxy Department.

Election of Directors

The board of directors of the Corporation (the “Board”) is authorized to set the number of directors to be elected at a meeting of Shareholders. At the Meeting, Shareholders will be asked to elect the seven (7) directors proposed by management (the “Nominees”).

The following table provides the names of the Nominees and information concerning them. The persons named in the enclosed form of proxy intend to vote for the election of the Nominees. Management does not contemplate that any of the Nominees will be unable to serve as a director. Each director elected will hold office until his successor is elected at the next annual meeting of the Corporation, or any adjournment or postponement thereof, or until his successor is otherwise elected or appointed.

If any of the above Nominees is for any reason unavailable to serve as a director, proxies in favour of management will be voted for another nominee in their discretion unless the Shareholder has specified in the proxy that his or her Common Shares are to be withheld from voting in the election of directors.

Nominee Biographies

The following are brief biographies of the Nominees:

Alan R. Hill, Toronto, Ontario, Canada

Alan Hill, 70, Executive Chairman of Teranga.  Mr. Hill joined Teranga as its Executive Chairman and CEO on December 3, 2010. Mr. Hill has been a director of Gold Fields Ltd since 2009. Mr. Hill served as President and CEO of Gabriel Resources Ltd. (“Gabriel”), having held the position from May 2005 to March 2009. At Gabriel, he lead a team that redesigned the Rosia Montana project, a large scale gold project in Europe, to be fully compliant with the strict new standards set by the European Union and to permit the project. Prior to leading Gabriel, Mr. Hill served as Non-Executive Chairman of Alamos Gold Inc. from 2005 through 2007, a gold company constructing its first mine in Mexico. Prior to that, Mr. Hill spent 20 years at Barrick Gold Corporation (“Barrick”), where as Executive Vice President, Development, he oversaw project evaluations, acquisitions and development of many of Barrick’s major mines in North America, South America, Africa and Australia. Mr. Hill holds undergraduate and graduate degrees in mining engineering and a post graduate degree in rock mechanics from Leeds University in the U.K.

Director since October 6, 2010

•                  Mr. Hill is not Independent within the meaning of NI 58-101

•                  Mr. Hill is a member of the Technical, Safety, Environmental and Social Responsibility Committee

Securities Ownership in Teranga

	Total
Common Shares Owned:	895,000

	Number	Grant Date	Expiry Date	Exercise Price	Total Unexercised
Stock Options	2,000,000	11/26/10	11/26/20	$3.00	2,000,000
Held	200,000	12/21/11	12/21/21	$3.00	200,000
					2,200,000

Public Board membership during the Last Five years:

Goldfields (2009 to present)

Gabriel Resources Ltd. (2005 to 2009)

Richard S. Young, Oakville, Ontario, Canada

Richard Young, 49, President and Chief Executive Officer of Teranga.  Mr. Young joined Teranga as its President and CFO on December 3, 2010. Mr. Young most recently served as Vice President and CFO of Gabriel Resources Ltd. from May 2005 to March 2010. From 1991 until 2003, Mr. Young served in a series of positions of increasing responsibility at Barrick rising from positions in the finance group, mine development — primarily the Goldstrike and the Pierina projects — through corporate development, before becoming Vice President, Investor Relations. A Chartered Accountant, Mr. Young is a graduate of the University of Western Ontario with a graduate diploma in public accountancy from McGill University.

Director since October 1, 2010

•                  Mr. Young is not Independent within the meaning of NI 58-101

Securities Ownership in Teranga

	Total
Common Shares Owned:	558,030

	Number	Grant Date	Expiry Date	Exercise Price	Total Unexercised
Stock Options	1,800,000	11/26/10	11/26/20	$3.00	1,800,000
Held	200,000	12/21/11	12/21/21	$3.00	200,000
					2,000,000

Public Board membership during the Last Five years:

None

Christopher R. Lattanzi, Toronto, Ontario, Canada

Christopher R. Lattanzi, 76, Director of Teranga.  Mr. Lattanzi is currently a director of Argonaut Gold Inc. and Spanish Mountain Gold Ltd. Mr. Lattanzi is an associate consultant for Micon International Limited (“Micon”). He was the founding member of Micon in 1988 and served as its president from formation until mid-2005. Prior to 1988, Mr. Lattanzi was a consultant with David Robertson and Associates, Micon’s predecessor firm. As a consultant, Mr. Lattanzi has gained invaluable experience in property valuation, scoping, feasibility studies and project monitoring on a global basis. Mr. Lattanzi was appointed a director of Meridian Gold Inc. (“Meridian”) in 1999 and from mid-2004 until December 2006 he was the chairman of the board of Meridian. Mr. Lattanzi holds a B.Eng (Mining) from Melbourne University.  He has worked within the mineral industry for more than 50 years.

Director since October 13, 2010

•                  Mr. Lattanzi is Independent within the meaning of NI 58-101

•                  Mr. Lattanzi is the Lead Independent Director

•                  Mr. Lattanzi is a member of the Compensation Committee, the Audit Committee and Chair of the Technical, Safety, Environmental and Social Responsibility Committee

Securities Ownership in Teranga

	Total
Common Shares Owned:	10,000

	Number	Grant Date	Expiry Date	Exercise Price	Total Unexercised
Stock Options	300,000	11/26/10	11/26/20	$3.00	300,000
Held	75,000	02/21/12	02/21/12	$3.00	75,000
					375,000

Public Board membership during the Last Five years:

Argonaut Gold Inc. (2009 to present)

Spanish Mountain Gold Ltd. (2008 to present)

Oliver Lennox-King, Toronto, Ontario, Canada

Oliver Lennox-King, 64, Director of Teranga.  He is a Non-Executive Chairman of RoxGold Inc.  Mr. Lennox-King served as the Non-Executive Chairman of the Board of Fronteer Gold Inc. until it was acquired by Newmont Mining Corporation on April 6, 2011. Until the initial public offering of Teranga, Mr. Lennox-King served on the board of Mineral Deposits Limited (“MDL”), but did not stand for re-election at the November 2010 Special and Annual General Meeting of MDL. Mr. Lennox-King has over 30 years of experience in the mineral resource industry and has a wide range of experience in financing, research and marketing. He has spent the last 17 years in executive positions and directorships with junior mining companies. He was instrumental in the formation of Southern Cross Resources Inc. in 1997. Mr. Lennox-King was formerly President of Tiomin Resources Inc. from 1992 to 1997. From 1980 to 1992, he was a mining analyst in the Canadian investment industry. From 1972 to 1980, he worked in metal marketing and administrative positions at Noranda Inc. and Sherritt Gordon Ltd. Mr. Lennox-King graduated with a Bachelor of Commerce from the University of Auckland, New Zealand.

Director since October 6, 2010

•                  Mr. Lennox-King is Independent within the meaning of NI 58-101

•                  Mr. Lennox-King is a member of the Audit Committee, the Finance Committee and Chair of the Corporate Governance Committee

Securities Ownership in Teranga

	Total
Common Shares Owned:	450,000

	Number	Grant Date	Expiry Date	Exercise Price	Total Unexercised
Stock Options	300,000	11/26/10	11/26/20	$3.00	300,000
Held	75,000	02/21/12	02/21/12	$3.00	75,000
					375,000

Public Board membership during the Last Five years:

Fronteer Gold, Chairman (2003 to 2012)

CGX Energy, Director (1998 to 2012)

Roxgold Inc. (2012 to present)

Alan R. Thomas, Toronto, Ontario, Canada

Alan R. Thomas, 70, Director of Teranga.  Mr. Thomas has been a director/trustee of Labrador Iron Ore Royalty Corporation (formerly Labrador Iron Ore Trust) since 2004 and Chief Financial Officer since 2006. Mr. Thomas served on the board of directors of Gabriel Resources Ltd. from June 2006 until June 2010. Prior to retiring, Mr. Thomas held the position of Chief Financial Officer of ShawCor Ltd., an energy services firm headquartered in Toronto with manufacturing and service operations around the world, from 2000 to 2006. Prior to serving with ShawCor Ltd., Mr. Thomas was the CFO of Noranda Inc. from 1987 to 1998. Mr. Thomas is a chartered accountant and graduate of the University of Toronto.

Director since October 13, 2010

•                  Mr. Thomas is Independent within the meaning of NI 58-101

•                  Mr. Thomas is a member of the Corporate Governance Committee, the Compensation Committee and Chair of the Audit Committee and the Finance Committee

Securities Ownership in Teranga

	Total
Common Shares Owned:	10,000

	Number	Grant Date	Expiry Date	Exercise Price	Total Unexercised
Stock Options	300,000	11/26/10	11/26/20	$3.00	300,000
Held	75,000	02/21/12	02/21/12	$3.00	75,000
					375,000

Public Board membership during the Last Five years:

Labrador Iron Ore Royalty Corporation (2004 to present)

Gabriel Resources Ltd. (2005 to 2010)

Frank D. Wheatley, North Vancouver, British Columbia, Canada

Frank Wheatley, 54, Director of Teranga.  Mr. Wheatley was the Executive Director — Corporate Affairs and Strategy of Talison Lithium Limited, from January 2010 until March 31, 2013 when it was acquired by Chengdu Tianqi Industry (Group) Co.  Mr. Wheatley was the Vice-President and General Counsel of Gabriel Resources Ltd. (“Gabriel”), from 2000 to 2009, and prior to which, the President and Chief Operating Officer of Gabriel from March 1999 to October 2000. Before joining Gabriel, Mr. Wheatley was Vice President, Legal Affairs of Eldorado Gold Corporation. Mr. Wheatley has 28 years’ experience as a director and senior officer of, and legal counsel to, a number of Canadian public mining companies and has extensive legal and business experience in the mineral industry, particularly in the areas of public financing, project debt financing, permitting of large scale mining projects, and strategic mergers and acquisitions in the international minerals industry. Mr. Wheatley received his Bachelor of Commerce and LL.B. degrees from the University of British Columbia.

Director since October 21, 2010

•                  Mr. Wheatley is Independent within the meaning of NI 58-101

•                  Mr. Wheatley is a member of the Audit Committee, the Corporate Governance Committee, the Finance Committee and Chair of the Compensation Committee

Securities Ownership in Teranga

	Total
Common Shares Owned:	Nil

	Number	Grant Date	Expiry Date	Exercise Price	Total Unexercised
Stock Options	300,000	11/26/10	11/26/20	$3.00	300,000
Held	75,000	02/21/12	02/21/12	$3.00	75,000
					375,000

Public Board membership during the Last Five years:

Talison Lithium Limited (2010 to 2013)

Galileo Petroleum Ltd. (2004 to 2012)

Lilthic Resources Ltd. (2002 to 2012)

Jeff W. Williams, Melbourne, Victoria, Australia

Jeff W. Williams, 59, Director of Teranga.  Mr. Williams has been an Advisor to Mineral Deposits Limited since 2011 and prior to that served as its Managing Director from 1997 to 2011.  Mr. Williams is also a non-executive director of MacPhersons Resources Limited, World Titanium Resources Limited, A1 Consolidated Limited, and Callabonna Resources Limited.  Mr. Williams has nearly 40 years’ experience in the resource sector, including as a mining engineer, head of resources for a securities brokerage firm, founder and senior executive of Nimbus Resources, the predecessor to Mineral Deposits Limited and an independent director of a number of public companies in the resource sector.   Mr. Williams received his Bachelor of Science (Mining Engineering), B.Sc., in 1980 from the University of New South Wales and his Master’s in Business Administration (MBA) from the Graduate School of Management, Melbourne University in 1986.

Director since April 29, 2013

•                  Mr. Williams is Independent within the meaning of NI 58-101

•                  Mr. Williams is a member of the Corporate Governance Committee and the Technical, Safety, Environmental and Social Responsibility Committee

Securities Ownership in Teranga

	Total
Common Shares Owned:	394,938

	Number	Grant Date	Expiry Date	Exercise Price	Total Unexercised
Stock Options
Held	Nil	N/A	N/A	N/A	N/A

Public Board membership during the Last Five years:

MacPhersons Resources Limited (2011 to present)

World Titanium Resources Limited (2012 to present)

A1 Consolidated Limited (2011 to present)

Callabonna Resources Limited (2012 to present)

Archean Star Resources Limited (2011 to 2012)

Morning Star Gold (2004 to 2011)

Board of Directors Skills Matrix

Below is a matrix of the relevant skill sets the Board uses as its selection criteria for new directors and reflects the skill sets represented among the Nominees.

Skills and Experience	Alan R. Hill	Richard S. Young	Christopher R. Lattanzi	Oliver Lennox-King	Jeff Williams	Alan R. Thomas	Frank D. Wheatley
Senior Executive(1)	✓	✓		✓	✓	✓	✓
Other Directorships(2)	✓		✓	✓	✓	✓	✓
Legal Expertise							✓
Technical Expertise	✓		✓		✓
Capital Markets	✓	✓		✓	✓	✓	✓
Financial/Accounting Expertise		✓		✓		✓
Mining Industry Experience	✓	✓	✓	✓	✓	✓	✓
Environment/Sustainable Development	✓	✓					✓
African Experience	✓	✓	✓	✓	✓

(1)         Served as a senior officer of another major public company.

(2)         Served as a director of another major organization (Public, Private or Non-Profit).

Corporate Cease Trade Orders or Bankruptcies

Except as set out below, to the best of the Corporation’s knowledge, information and belief, no Nominee, is, as at the date of this Circular, or has been, within 10 years before the date of this Circular, a director, chief executive officer or chief financial officer of any company (including the Corporation), that:

a)             was subject to an order that was issued while the Nominee was acting in the capacity as director, chief executive officer or chief financial officer; or

b)             was subject to an order that was issued after the Nominee ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that Nominee was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes of the above paragraph, “order” means a cease trade order, an order similar to a cease trade order; or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days.

Except as set out below, to the best of the Corporation’s knowledge, information and belief, no Nominee:

a)             is, as at the date of this Circular, or has been within the 10 years before the date of this Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold their assets; or

b)             has, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the Nominee.

Mr. Wheatley, was a director of Constellation Copper Corporation (“Constellation”) from June 1999 to December 23, 2008. On November 14, 2007, Constellation and management were issued a management cease trade order for failure to file interim financial statements and management discussion and analysis for the period ended September 30, 2007  within the prescribed time period due to an impairment review of the Lisbon Valley mine. This order was rescinded on January 16, 2008 following the filing of the required documents. In November, 2008, Constellation and its management applied for a management cease trade order and on January 14, 2009, Constellation was issued a cease trade order for failure to file interim unaudited financial statements and management discussion and analysis for the period ended September 30, 2008.On December 23, 2008, Constellation announced that it filed an assignment in bankruptcy under the Bankruptcy and Insolvency Act (Canada).

Mr. Lennox-King was previously a director of Unisphere Waste Conversion Ltd. (TSXV: UCB). He resigned as a director of Unisphere Waste Conversion Ltd. on February 9, 2005, immediately before a subsidiary of Unisphere Waste Conversion Ltd. filed a Notice of Intention to make a proposal to its creditors under the Bankruptcy and Insolvency Act (Canada).

Penalties or Sanctions

To the best of the Corporation’s knowledge, information and belief, no Nominee has been subject to:

a)             any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

b)             any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a Nominee.

Personal Bankruptcies

To the best of the Corporation’s knowledge, information and belief, none of the Nominees has individually, within the 10 years prior to the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold their assets.

Indemnification and Insurance

The by-laws of the Corporation provide an indemnity to the directors and officers of the Corporation in certain circumstances. In addition, the Corporation has a director and officer insurance program in place along with indemnification agreements with each of its directors and officers. The indemnification agreements generally require that the Corporation indemnify and hold the indemnitees harmless to the greatest extent permitted by applicable law for liabilities arising out of the indemnitees’ service to the Corporation as directors and officers, if the indemnitees acted honestly and in good faith with a view to the best interests of the Corporation and, with respect to criminal and administrative actions or proceedings, if the indemnitee had reasonable grounds for believing that his or her conduct was lawful. The indemnification agreements also provide that the Corporation advance defence expenses to the indemnitees.

Director Compensation

Non-executive directors of the Corporation receive an annual cash retainer of $40,000. The chair of the Audit Committee receives an annual cash retainer of $20,000, and the chairs of each other committee of the Board receive an annual cash retainer of $12,500.  The Lead Independent Director of the Corporation is entitled to receive a further annual cash retainer of $12,500. Each non-executive member of the Board receives a fee of $1,500 for each Board meeting attended and a further $1,400 for each committee meeting they attend. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with rendering services to the Corporation.

Each of the Corporation’s non-executive directors also received an initial grant of 300,000 options to purchase Common Shares under the Stock Option Plan, upon election or appointment, at an exercise price determined in accordance with the Stock Option Plan (which exercise price cannot be lower than the volume weighted average trading price of the Common Shares as reported on the TSX for the five trading days immediately preceding the day on which the Option is granted). In addition, each non-executive director receives an annual grant of 75,000 options.  In 2012, each non-executive director was granted 75,000 options.  For 2013, the Board decided not to make an annual grant of options to the non-executive directors.  Such options shall vest equally over 36 months from the date of grant and have a 10 year term, subject to the formal approval of, and grant by, the Board at the appropriate time. See “The Stock Option Plan”.

The following table provides information regarding compensation paid to the Corporation’s non-executive directors for the period from January 1, 2012 to December 31, 2012.

Name(1)	Annual Board Retainer	Retainer for Lead Independent Director	Annual Committee Chair Retainer		Board Meeting Fees	Committee meeting Fees	Total Fees
Oliver Lennox-King	$40,000	N/A	$12,500		$19,500	$14,000	$86,000
Alan Thomas	$40,000	N/A	$32,500	(2)	$22,500	$15,400	$110,400
Frank Wheatley	$40,000	N/A	$12,500		$19,500	$15,400	$87,400
Christopher Lattanzi	$40,000	$12,500	$12,500		$21,000	$7,000	$93,000

Compensation received by Mr. Hill and Mr. Young in their roles as executive officers of the Corporation are reflected in the Summary Compensation Table for the Named Executive Officers of the Corporation, as set out below.

(1)             Retainer to Mr. Thomas includes $20,000 as Chair of Audit Committee and $12,500 as Chair of Finance Committee.

Outstanding Option-Based Awards

The following table sets forth details of all awards outstanding as at December 31, 2012, including awards granted prior to the most recently completed financial year.

Option-based awards

Name	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Value of Unexercised In- the-money Options ($)(1)
Christopher R. Lattanzi	300,000 75,000	$3.00	11/26/2020 02/21/2021	Nil
Oliver Lennox-King	300,000 75,000	$3.00	11/26/2020 02/21/2021	Nil
Alan R. Thomas	300,000 75,000	$3.00	11/26/2020 02/21/2021	Nil
Frank D. Wheatley	300,000 75,000	$3.00	11/26/2020 02/21/2021	Nil

(1)           Based on the closing price for the Common Shares on the TSX of $2.26 on December  31, 2012.

Incentive Plan Awards — Value Vested or Earned during the Year

The value of all incentive plan awards that vested or were earned by each non-executive director for the period from January 1, 2012 to December 31, 2012, being the end of the most recently completed financial year, is nil.

The Board recommends that Shareholders vote in favour of the election of the Nominees.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE FOR THE NOMINEES.

The Board has adopted a majority voting policy relating to the election of directors. See “Corporate Governance — Majority Vote Policy”.

Appointment of Auditors

At the Meeting, Shareholders will be asked to approve a resolution appointing Ernst & Young LLP as auditors for the Corporation, and to authorize the Board to fix their remuneration.

Teranga changed its auditors from Deloitte & Touche LLP to Ernst & Young LLP in April 2013. As required under National Instrument 51-102 — Continuous Disclosure Obligations, attached as Schedule “A” to this Circular is the Notice of Change of Auditors dated April 12, 2013, the confirmation of Deloitte & Touche LLP, the Corporation’s former auditor, dated April 24, 2013, and the notice of confirmation of Ernst & Young LLP, the Corporation’s current auditor, dated April 18, 2013.

The Audit Committee has recommended to the Board, and the Board recommends, the appointment of Ernst & Young LLP, Chartered Accountants of Toronto, Ontario as auditors of Teranga to hold office until its successor is appointed and to authorize the directors to fix their remuneration. Ernst & Young LLP was first appointed as auditors of Teranga March 27, 2013.

The Board recommends that Shareholders vote in favour of the resolution regarding the appointment of Ernst & Young LLP as the auditors of the Corporation and to authorize the Board to fix their remuneration.

Reference is made to the heading “Audit Committee” for information regarding the Audit Committee.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP, CHARTERED ACCOUNTANTS, AS AUDITORS OF THE CORPORATION, AND TO AUTHORIZE THE BOARD TO FIX THEIR REMUNERATION.

Ratification of Advance Notice By-Law

On April 29, 2013, the Board adopted the Advance Notice By-Law, the full text of which is reproduced in Schedule “B” to this Circular, which requires that advance notice be given to the Corporation in circumstances where nominations of persons for election as a director of the Corporation are made by shareholders other than pursuant to:  (i) a requisition of a meeting made pursuant to the provisions of the CBCA; or (ii) a shareholder proposal made pursuant to the provisions of the CBCA.

Among other things, the Advance Notice By-Law fixes a deadline by which shareholders must submit a notice of director nominations to the Corporation prior to any annual or special meeting of shareholders where directors are to be elected and sets forth the information that a shareholder must include in the notice for it to be valid.

In the case of an annual meeting of shareholders, notice to the Corporation must be given no less than 30 nor more than 65 days prior to the date of the annual meeting provided, however, that in the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be given no later than the close of business on the 10th day following such public announcement.

In the case of a special meeting of shareholders (which is not also an annual meeting), notice to the Corporation must be given no later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made.

The Advance Notice By-Law will allow the Corporation to receive adequate prior notice of director nominations, as well as sufficient information on the nominees. The Corporation will thus be able to evaluate the proposed nominees’ qualifications and suitability as directors. It will also facilitate an orderly and efficient meeting process.

At the Meeting, shareholders will be asked to review and, if deemed appropriate, to adopt the resolution of the shareholders reproduced below to ratify the Advance Notice By-Law. To be adopted, this resolution must be approved by the majority of the votes cast by holders of Common Shares:

“BE IT RESOLVED:

THAT the Advance Notice By-Law (By-Law No. 2) adopted by the Board of Directors of the Corporation, the full text of which is reproduced in Schedule “B” to the Management Proxy Circular of the Corporation dated May 15, 2013, be ratified.

THAT any Director or officer of the Corporation be and is hereby authorized and directed, for and on behalf of the Corporation, to do all acts and things, as such Director or officer may determine necessary or advisable to give effect to this resolution.”

The Board recommends that Shareholders vote in favour of the approval of this resolution.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE FOR THE RATIFICATION OF THE ADVANCE NOTICE BY-LAW.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance relates to the activities of the Board, the members of which are elected by and are accountable to Shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day to day management of the Corporation. The Board is committed to sound corporate governance practices which are both in the interest of Shareholders and contribute to effective and efficient decision-making. National Policy 58-201 establishes corporate governance guidelines which apply to all public companies. In light of these guidelines, the Corporation has instituted its own corporate governance practices.

Board of Directors

At present, the Board is currently composed of seven (7) directors, five (5) of whom are considered to be independent of the Corporation. An “independent” director is a director who has no direct or indirect “material relationship” with the Corporation. A material relationship is a relationship which could, in the view of the Board, reasonably interfere with the exercise of a director’s independent judgment. On this basis, Oliver Lennox King, Christopher R. Lattanzi, Alan R. Thomas, Jeff Williams and Frank D. Wheatley are considered to be independent directors.

Mr. Hill, the Executive Chairman of the Board, and Mr. Young, the President and Chief Executive Officer of the Corporation, are not considered to be independent directors.

Mr. Lattanzi, the lead independent director of the Corporation, provides leadership for the Corporation’s independent directors. The primary responsibilities of the lead director are to (i) seek to ensure that appropriate structures and procedures are in place so that the Board may function independently; and (ii) lead the process by which the independent directors seek to ensure that the Board represents and protects the interests of all Shareholders.

Independent Directors’ Meetings

The independent Board members meet before or after meetings of the Board in in camera sessions, as and when necessary and appropriate, without the presence of management and under the chairmanship of the lead director of the Board, Christopher Lattanzi. During the year ended December 31, 2012, there were three (3) in camera session at which the non-independent directors (Mr. Hill, the Executive Chairman and Mr. Young, the President and Chief Executive Officer) and management were excluded from attendance.

Attendance Record

The table below shows the record of attendance by directors at meetings of the Board and its committees, as well as the number of Board and Board committee meetings held during the 12 month period ended December 31, 2012.

Number and Percentage of Meetings Attended

Name	Board (14)	Audit Committee (4)	Compensation Committee (1)	Corporate Governance Committee (2)	Technical & Safety Committee (1)	Finance Committee (4)	Committees (12 Total)	Overall Attendance
Alan Hill(1)	14/14 (100%)	—	—	—	1/1	—	1/1 (100%)	15/15 (100%)
Richard Young(1)	14/14 (100%)	—	—	—	—	—	—	14/14 (100%)
Christopher R. Lattanzi(1)	14/14 (100%)	4/4	1/1	—	1/1	—	6/6 (100%)	20/20 (100%)
Oliver Lennox-King	13/14 (93%)	3/4	—	2/2	1/1	4/4	10/11 (91%)	23/25 (92%)
Alan R. Thomas	14/14 (100%)	4/4 (Chair)	1/1	2/2	—	4/4 (Chair)	11/11 (100%)	25/25 (100%)
Frank D. Wheatley	13/14 (93%)	4/4	1/1 (Chair)	2/2	—	4/4	9/9 (100%)	22/23 (96%)

(1)         Mssrs Hill and Young, as executive directors, as well as Mr. Lattanzi, as Lead Independent Director attended all committee meetings of the Board.

Other Reporting Issuer Directorships

The following directors are currently directors of other reporting issuers (or the equivalent) in Canada or foreign jurisdictions, as follows:

Name	Name of Other Reporting Issuer
Alan R. Hill	Gold Fields Ltd.
Christopher R. Lattanzi	Argonaut Gold Inc. Spanish Mountain Gold Ltd.
Oliver Lennox-King	Roxgold Inc.
Alan R. Thomas	Labrador Iron Ore Royalty Corporation
Jeff Williams	MacPhersons Resources Limited World Titanium Resources Limited A1 Consolidated Limited Callabonna Resources Limited

Board Mandate

The Board is responsible for managing the business and affairs of the Corporation and, in doing so, must act honestly and in good faith with a view to the best interests of the Corporation. The Board has adopted a written mandate (the “Board Mandate”), a copy of which is attached to this Circular as Schedule “C”. The Board Mandate includes approving long-term goals and objectives for the Corporation, ensuring the plans and strategies necessary to achieve those objectives are in place, and supervising senior management who are responsible for the implementation of long-term strategies and day-to-day management of the Corporation. The Corporate Governance and Nominating Committee is responsible for reviewing and assessing the adequacy of the Board Mandate at least annually or otherwise, as it deems appropriate, and recommending any changes to the Board for consideration. The Board retains a supervisory role and ultimate responsibility for all matters relating to the Corporation and its business. The Board discharges its responsibilities both directly and through its Audit Committee, Corporate Governance and Nominating Committee, Compensation Committee, Finance Committee and Technical, Safety, Environment and Social Responsibility Committee. The Board may also appoint ad hoc committees periodically to address issues of a more short-term nature.

Position Descriptions

Chief Executive Officer

The Board has adopted a position description for the Chief Executive Officer of the Corporation. The Corporate Governance and Nominating Committee annually reviews the position description for the Chief Executive Officer and recommends any changes to the Board.

Chairman

The Board has adopted a position description for the Chairman of the Corporation. The Corporate Governance and Nominating Committee annually reviews the position description for the Chairman and recommends any changes to the Board.

Chair of Each Standing Committee

The Board has not developed written position descriptions for the chair of each board committee. The Board has determined that given the size of the Board, the stage of development of the Corporation and the fact that each committee has a comprehensive written charter, a written position description for the chairman of each committee is not required at this time.

Orientation and Continuing Education

The Board is responsible for ensuring that all new directors receive a comprehensive orientation, that they fully understand the role of the Board and its committees, and that they understand the nature and operation of Teranga’s business. In addition, the Board is responsible for providing continuing education opportunities designed to maintain or enhance the skills and abilities of the Corporation’s directors and to ensure that their knowledge and understanding of Teranga’s business remains current.

The chair of each committee will be responsible for co-ordinating orientation and continuing director development programs relating to that committee’s mandate.

The Board has planned an orientation program for new directors under which new directors will meet with the chair of the Board, each member of the Board as well as members of the senior executive team. New directors will be presented with a director manual that reviews and includes copies of all policies and procedures of the Corporation, an overview of the Corporation’s operations and strategic direction, the Corporation’s financial and capital plan, recent annual and quarterly reports and materials relating to key business issues. A site visit is also incorporated as part of the orientation program.

Ethical Business Conduct

The Board has adopted a Code of Business Conduct and Ethics (the “Code”) outlining the principles of ethical conduct to which the Corporation’s directors, officers and employees are expected to adhere and establishing mechanisms to report unethical conduct. The objective of the Code is to provide guidelines for maintaining the integrity, reputation, honesty, objectivity and impartiality of Teranga, its subsidiaries and business units. The Code addresses conflicts of interest, protecting the Corporation’s assets, confidentiality, fair dealing with securityholders, customers, suppliers, competitors and employees, insider trading, compliance with laws and reporting any illegal or unethical behaviour. As part of the Code, any person subject to the Code is required to avoid or fully disclose interests or relationships that are harmful or detrimental to the Corporation’s best interests or that may give rise to real, potential or the appearance of conflicts of interest. The Corporation is committed to operating in a responsible manner that complies with applicable laws, rules and regulations, and providing full, fair, accurate, timely and understandable disclosure in reports and documents filed with any governing body or publicly disclosed. A copy of the Code is provided to each director, officer and employee on an annual basis and such person will be required to sign an acknowledgement form under which they acknowledge they have received and read the Code, and that they agree to adhere to the standards set forth in the Code. A copy of the Code will be available on SEDAR at www.sedar.com and may also be obtained from the Corporation upon request.

As part of the Code and to encourage an ethical code of conduct, directors, officers and employees are required to comply with the Corporation’s Corporate Disclosure Policy, Foreign Corrupt Practices Policy, Insider Trading Policy and Whistle Blower Policy. Such policies may be obtained from the Corporation’s website at www.terangagold.com.

Nomination of Directors

The Board is responsible for approving directors for nomination and election and filling vacancies among the directors. In connection with the nomination or appointment of individuals as directors, the Board will consider the recommendations of the Corporate Governance and Nominating Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is currently comprised of Oliver Lennox-King (Chair), Alan R. Thomas, Frank D. Wheatley and Jeff Williams, each of whom is an independent director. The Corporate Governance and Nominating Committee identifies and reviews candidates for appointment or nomination to the Board based upon an assessment of the independence, skills, qualifications and experience of the candidate, and make recommendations to the Board for consideration.

Compensation Committee

The Compensation Committee is currently comprised of Frank D. Wheatley (Chair), Christopher R. Lattanzi and Alan R. Thomas, each of whom is an independent director. Annually, the Compensation Committee is responsible for providing the Board with a recommendation regarding the compensation levels for the Corporation’s directors and Chief Executive Officer, as well as reviewing the Chief Executive Officer’s recommendations for the senior executives’ compensation. While the Board is responsible for determining all forms of compensation to be awarded to the directors, Chief Executive Officer and senior executives, the Compensation Committee will annually review the Corporation’s compensation policies and the performance objectives of the Chief Executive Officer and senior executives, and recommend any changes to the Board.

Other Board Committees

Finance Committee

The Finance Committee is comprised of Alan R. Thomas (Chair), Oliver Lennox-King and Frank D. Wheatley. The Finance Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities with respect to financial policies and strategies, including capital structure, financial risk management practices, and proposed issues of securities and the utilization of financial instruments.

Technical, Safety, Environment and Social Responsibility Committee

The Technical, Safety, Environment and Social Responsibility Committee is comprised of Christopher R. Lattanzi (Chair), Jeff Williams and Alan R. Hill. The Technical, Safety, Environment and Social Responsibility Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities with respect to technical matters relating to: exploration, development, permitting, construction and operation of the Corporation’s mining activities; resources and reserves on the Corporation’s mineral resource properties; material technical commercial arrangements regarding engineering, procurement and construction management activities; operating and production plans for proposed and existing operating mines; due diligence in the development, implementation and monitoring of systems and programs for the management and compliance with applicable law related to health, safety, environment and social responsibility; ensuring the Corporation implements best-in-class property development and operating practices; monitoring safety, environment and social responsibility performance; and monitoring compliance with applicable laws related to safety, environment and social responsibility.

Audit Committee

For further details on the mandate and composition of the Audit Committee please refer to the “Audit Committee” section on page 28 of this Circular.

Assessments

The Corporate Governance and Nominating Committee is responsible for assessing the effectiveness and contribution of the board, its committees and individual directors annually. Each year, the Corporate Governance and Nominating Committee issues a questionnaire which covers self-evaluation and evaluation of one’s peers. The results of the evaluation are presented to the Board by the Corporate Governance Committee together with any recommendations for improving the performance and effectiveness of the Board.

Majority Voting Policy

The Board has adopted a majority voting policy relating to the election of directors. Pursuant to this policy, any nominee for director of the Corporation who, in an uncontested election, receives a greater  number of  votes withheld than number of votes in favour will promptly submit his or her resignation to the Board for consideration following the meeting. Such proposed resignations will be considered by directors other than the individual who submitted a resignation and such directors may choose to accept or reject the resignation. The Corporation will issue a press release within 90 days following the date of the meeting disclosing if the directors accepted or rejected the resignation. If the proposed resignation was rejected, the reasons therefor will also be included in the press release.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of the date of this Circular with respect to the Common Shares that may be issued under the Stock Option Plan.

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Currently Remaining Available for Future Issuance under Equity Compensation Plans

Equity Compensation Plans Approved by Securityholders(1)	17,168,611	$3.00	7,393,189

Equity Compensation Plans Not Approved by Securityholders	N/A	N/A	N/A

(1)                                 Incentive Stock Option Plan approved by the Shareholders prior to its initial public offering.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Teranga is a mid-tier gold mining company operating the Sabodala gold mine in Senegal, West Africa.  As the only gold mining company in Senegal, Teranga’s strategy to maximize shareholder value includes leveraging its existing mill capacity to expand gold production through exploration and acquisitions.  As a participant in the international gold mining industry, which today remains a highly competitive market for executives, Teranga has designed its compensation program to ensure it is able to both attract and retain qualified executives with the skills and experience required to execute its strategy.

2012 was a year of solid progress for Teranga and further discussion of Teranga’s performance during 2012 can be found on page 23.

Compensation Governance

Role of the Compensation Committee

The Compensation Committee is established by the Board to assist the Board in fulfilling its oversight responsibilities relating to compensation.  The Compensation Committee helps to ensure that Teranga has a compensation program that will attract, retain, motivate and reward its executive officers for their performance and contribution to achieving Teranga’s long-term strategy.

The Compensation Committee’s primary responsibilities include:

Compensation Philosophy, Policies and Practices — ensure compensation philosophy, policies and practices for the directors, the Chief Executive Officer (“CEO”), and the executive officers:

•                  properly reflect their respective duties and responsibilities;

•                  are competitive in attracting, retaining and motivating people of the highest quality;

•                  align the interests of the directors, the CEO and the executive officers with shareholders as a whole;

•                  are based on established corporate and individual performance objectives; and

•                  do not encourage the taking of inappropriate or excessive risks.

Evaluation of Performance — annually review and evaluate the performance of the CEO and the executive officers and, in light of pre-established performance objectives, report its conclusions to the Board;

Performance Objectives — annually review the performance objectives for the CEO and the executive officers and, in the Committee’s discretion, recommend any changes to the Board for consideration;

Chief Executive Officer Compensation — annually review the compensation for the CEO and, in the Committee’s discretion, recommend any changes to the Board for consideration;

Executive Officers Compensation — annually review the CEO’s recommendations for the executive officers’ compensation and, in the Committee’s discretion, recommend any changes to the Board for consideration;

Succession Planning — annually review Teranga’s succession plan for the CEO and the executive officers, including appointment, training and evaluation;

Directors’ Compensation — annually review directors’ compensation and, in the Committee’s discretion, recommend any changes to the Board for consideration;

Mitigation of Compensation Risk — annually consider the risks associated with Teranga’s compensation policies and practices, and ensure appropriate risk mitigation measures are adopted.

Members of the Compensation Committee

The Compensation Committee is currently comprised of three independent directors, Frank D, Wheatley (Chair), Christopher R. Lattanzi and Alan R. Thomas.  Mr. Wheatley has direct experience relating to executive compensation matters, in having served on compensation committees of publicly traded mining companies, where such matters have been considered with the advice and assistance of third party executive compensation consultants. The significant industry experience of each of the Compensation Committee members, either as directors or officers of publicly traded international mining companies, provides them with a suitable perspective to make decisions on the appropriateness of the Corporation’s compensation policies and practices.

Role of the Chief Executive Officer

The CEO’s role in executive compensation matters includes making recommendations to the Compensation Committee regarding the Corporation’s annual business plan and objectives, which provide the basis for establishing both corporate and individual performance goals for all executive officers.  The CEO reviews the performance of the other executive officers, and also makes recommendations with respect to adjustments in base salary, awarding of annual performance incentives, and awarding of long-term equity incentives to such executive officers.  The CEO is not involved in the selection process for the Compensation Committee, or in making recommendations with respect to his own compensation package.

The Compensation Committee reviews the basis for the recommendations of the CEO and, prior to making its recommendations to the Board, exercises its sole discretion in making any modifications to such recommendations.

Role of the Compensation Consultant

In December 2012, the Compensation Committee retained LaneCaputo Compensation Inc. (“LaneCaputo”) to provide an independent review of current market practices regarding executive compensation, to assist the Compensation Committee in developing an appropriate comparator group of companies, as well as to provide advice and recommendations with respect to the Company’s executive compensation program for 2012.

In the course of conducting its activities, LaneCaputo attended one meeting of the Compensation Committee and presented its findings for discussion by the Compensation Committee.  The Chair of the Compensation Committee also had several separate meetings with LaneCaputo.  The Compensation Committee considered the advice, guidance and recommendations provided by LaneCaputo, prior to making its recommendations to the Board with respect to the executive compensation program for 2012.

For the financial years ended December 31, 2011 and 2012, the following fees were paid to independent compensation consultants:

Consultant	Financial Year ended December 31, 2011	Financial Year ended December 31, 2012

Roger Gurr & Associates	$7,910	Nil

LaneCaputo Compensation Inc.	Nil	$38,420

Mitigation of Compensation Risks

As part of its annual review of the Corporation’s compensation policies and practices, including the setting of annual corporate and individual performance objectives, as discussed below, the Compensation Committee considers any risks associated with such policies and practices.  The Compensation Committee is satisfied that the current compensation policies and practices, combined with the enterprise risk management of the Corporation, offer a balanced combination that promotes adequate risk-taking with appropriate and reasonable compensation incentives.  The Compensation Committee believes that the executive compensation program of Teranga should not raise its risk profile. Accordingly, the Corporation’s compensation programs include safeguards designed to mitigate compensation risks. The following measures impose appropriate limits to avoid excessive or inappropriate risk-taking or payments:

•                  Cash components of annual performance incentives are capped to ensure preservation of capital and to provide upper payout boundaries;

•                  An annual review of Teranga’s annual performance incentives, long-term equity incentives, and corresponding performance objectives to ensure continued relevance, applicability and peer group competitiveness; and

•                  An anti-hedging policy which, in addition to Teranga’s insider trading policy, prohibits executive officers from hedging equity-based compensation positions in the Corporation.

Compensation

Compensation Philosophy

The objective of Teranga’s compensation program is to attract, retain, motivate and reward its executive officers for their performance and contribution to executing Teranga’s long-term strategy to maximize shareholder value.  Teranga’s compensation policy revolves around a pay for performance philosophy whereby fixed elements of pay, such as salary, are positioned at market median levels for the comparator group, while short and longer term incentives are structured to provide above-market total compensation for high levels of corporate and personal performance.  The Compensation Committee believes it is necessary to adopt this compensation philosophy in order to attract and retain qualified executive officers with the skills and experience necessary to execute Teranga’s strategy.

The Board seeks to compensate Teranga’s executive officers by combining short and long-term cash and equity incentives. It also seeks to reward the achievement of corporate and individual performance objectives, and to align executive officers’ incentives with shareholder value creation. The Board also seeks to set company performance goals that reach across all business areas and to tie individual goals to the area of the executive officer’s primary responsibility.

At this point the Compensation Committee does not anticipate making any significant changes to its compensation philosophy, policies and practices for the 2013 financial year, but expects to review best practice developments in this regard to ensure that current practices do not create undue risk to Teranga and to continue to ensure the alignment of compensation packages with the objective of enhancing shareholder value through an increased share price.

Comparator Group

In order to benchmark the competitiveness of the compensation program for the executive officers of Teranga, LaneCaputo developed a peer group of mining companies with internationally focused operations, with the majority of them having operations in West Africa or the broader African continent.  All of the peer companies have achieved commercial production, or have construction financing in place with near-term commencement of mining operations, and most have sustainable cash flow.  In order to ensure a statistically valid sample, a number of companies with mining operations in other foreign jurisdictions were also included. The Compensation Committee discussed, modified and ultimately approved the companies included in the comparator group.

The following table sets out the 19 companies included in the comparator group for the financial year ended December 31, 2012.

Comparator Company	Location of Operations	Metal	Corporate Head Office	Revenues (000’s USD)*	Market Capitalization (000’s USD)**
Argonaut Gold Inc.	Mexico	Gold	Reno, NV	$167,836	$1,195,410
Asanko Gold Inc.	Ghana	Gold	Vancouver, BC	$0	$338,421
Aurcana Corp.	Texas, Mexico	Silver	Vancouver, BC	$56,929	$437,796
Banro Corp.	DRC	Gold	Toronto, ON	$43,631	$565,666
Centamin plc	Egypt	Gold	London, UK	$426,133	$702,525
Endeavour Mining Corp.	Ghana, Mali, Burkina Faso	Gold	Vancouver, BC	$346,097	$855,766
Fortuna Silver Mines Inc.	Peru, Mexico	Silver	Vancouver, BC	$161,020	$524,005
Golden Star Resources Ltd.	Ghana	Gold	Toronto, ON	$550,540	$485,606
Goldgroup Mining Inc.***	Mexico	Gold	Vancouver, BC	$33,474	$49,492
Katanga Mining Ltd.	DRC	Copper-Cobalt	Baarestrasse, Switzerland	$600,535	$1,153,541
Iberian Minerals Corp.****	Peru, Spain	Copper	Toronto, ON	$326,630	$10,374
International Minerals Corp.	Peru	Gold-Silver	Scottsdale, AZ	$0	$476,461
Luna Gold Corp.	Brazil	Gold	Vancouver, BC	$103,094	$343,710
Nevsun Resources Ltd.	Eritrea	Gold-Silver-Copper-Zinc	Vancouver, BC	$566,039	$852,411
Perseus Mining Ltd.	Ghana, Cote d’Ivoire	Gold	Perth, Australia	$298,205	$999,512
PMI Gold Corp.	Ghana	Gold	Perth, Australia	$0	$332,960
Primero Mining Corp.	Mexico	Gold	Toronto, ON	$182,939	$625,199
Rio Alto Mining Ltd.	Peru	Gold-Copper	Vancouver, BC	$365,505	$898,204
Semafo Inc.	Burkina Faso, Niger, Guinea	Gold	Montreal, QC	$388,501	$941,847
50th percentile				$182,939	$565,666
75th percentile				$377,003	$876,985
Teranga Gold Corp.	Senegal	Gold	Toronto, ON	$350,520	$559,517

Source: Thomson Reuters Eikon, company reports

* Calendar Year 2012

** As at December 31, 2012

***Goldgroup acquired Sierra Minerals in 2010

****Acquired by Urion Minerals Feb. 1/2013, Q4’12 results not available

The comparator group is expected to be reviewed annually by the Compensation Committee in connection with the independent compensation consultant to ensure it continues to constitute an appropriate comparator group.

Elements of Compensation

Teranga’s strategy is to provide a competitive compensation package for its executive officers.  Teranga’s Executive compensation is comprised of three elements: base salary, annual performance incentives, and long-term equity incentives, with each element being described in more detail below.

Base Salary

Teranga’s compensation policy targets executive officer salaries at the median of the comparator group, and Teranga will pay salaries either above or below the median depending on market factors discussed below, and the annual assessment of the executive officer’s performance.  Competitive base salaries enable the Corporation to attract and retain the qualified executives with the skills and experience necessary to enable the Corporation to execute its long-term strategy.

Base salaries for Teranga’s executive officers are established based on the scope of their responsibilities and their prior relevant experience, taking into account competitive market compensation paid by the comparator group for similar positions, as well as the overall market demand for such executives. An executive officer’s base salary will also be determined by reviewing the executive officer’s other compensation to ensure that the executive officer’s total compensation package is in line with the Corporation’s overall compensation philosophy.

Base salaries are reviewed annually and increased for merit reasons, an executive officers’ success in meeting or exceeding individual performance goals, as well as contribution to achieving company performance goals. Additionally, Teranga adjusts base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive officer’s role or responsibilities.

In considering salary adjustments for base salaries for 2013, the Compensation Committee reviewed the recommendations of the CEO and, together with the advice of LaneCaputo, approved a cost of living increase of 4% for base salaries, and then considered whether any of the executive officer’s roles and responsibilities had changed. For one of the executive officers, the Chief Financial Officer, the Compensation Committee determined that a 4% increase in his base salary beyond a cost of living increase was warranted due to superior performance.

For the financial year ended December 31, 2012 Teranga’s base salaries for the executive officers were approximately at the median of the comparator group.  However, Teranga paid a base salary to the two executive officers with technical and operating expertise above the median salary for the comparator group, due to the need to attract technical and operating personnel with the skills and experience necessary to operate in Senegal, West Africa, as well as to achieve the corporate performance objectives established for 2012 and discussed below.

Annual Performance Incentive

Teranga’s compensation policy targets annual performance incentives to achieve total cash compensation (salary + annual performance incentives) at the median of the comparator group when performance achieves targeted levels.  Annual performance incentives are designed to provide that total cash compensation can achieve the 75th percentile of total cash compensation of the comparator group when performance warrants.  Annual performance incentives are designed to provide motivation to executive officers to achieve near-term corporate and individual objectives, and to reward them when such objectives are met or exceeded.

The performance of the executive officers is reviewed annually by the Compensation Committee at the end of the financial year, when considering recommendations with respect to adjustments in base salary, awarding of annual performance incentives, and awarding of long-term equity incentives. The Compensation Committee reviews the performance of the CEO, and enlists the assistance of the CEO with respect to reviewing the performance of the other executive officers.

Performance Goals and 2012 Performance

Teranga completed its second complete year of operations on December 31,2012.

With respect to operations, Teranga met its targets for gold production and total cash cost per ounce of production.  Teranga produced an aggregate of 214,310 ounces of gold against a target of between 210,000 to 225,000 ounces, and achieved total cash costs of US$627 per ounce against a target of between US$600 to US$650 per ounce.  In addition, Teranga completed the expansion of its mill, which doubled nameplate capacity from 2mtpa to 4mtpa.

With respect to financial matters, Teranga generated an aggregate of $350,500,000 in revenue, representing a 67% percent increase over the prior financial year, with earnings per share of $0.33 per share compared to a loss of $0.07 per share from the prior financial year.  In addition, Teranga delivered an aggregate of 114,711 ounces of gold into its hedge, thereby reducing the outstanding hedge to 59,789 ounces of gold as at the end of 2012.  This positioned Teranga to eliminate the hedge book in its entirety in early 2013.

With respect to environmental, safety and corporate social responsibility matters, Teranga’s overall lost time injury rate continued to be well below industry bench-mark standards, and Teranga continued to encourage community-based grassroots development, with financial support being provided in the areas of health care, water sanitation, youth programs and education.

Finally, with respect to creation of shareholder value, Teranga’s share price increased 9% during 2012, beginning the year at $2.08 per share and closing the year at $2.26 per share.

A tabular summary of the performance metrics used to measure Teranga’s corporate performance in 2012 is set out in the following table.

Annual Performance Incentive – Results

Performance Category	Performance Metric	Target Performance Goal	2012 Performance

Operations:
• Production	Gold Production	210,000 to 225,000 ounces	214,310 ounces
• Cost	Total Cash Cost per ounce	US$600 – US$650 per ounce	US$627
• Mill Expansion	Throughput & availability	Increase throughput & availability	Expansion complete & increased throughput & availability
• Gold Resource Inventory	Increased Resource Gold Inventory	2.5 to 3.5M ounces over next 12 to 18 months	Target not met
Financial
• Earnings	Earnings per share	Positive EPS	$0.33 per share
• Hedge	Ounces delivered	100,000 ounces delivered	114,711 ounces delivered
Environment & Safety
• Loss time frequency rate	Lower than industry average	Less than 4.18 loss time incidents per million hours worked	1.73 loss time incident rate per million hours worked
Corporate Social Responsibility	CSR Initiatives in Senegal	Increase in human and financial commitment	Education, water and sanitation project funded

In considering the award of annual performance incentives for the financial year ended December 31, 2012, the Compensation Committee reviewed the corporate and individual performance results, the recommendations of the CEO, and the advice of LaneCaputo.  Based on such review, recommendations and advice, the Compensation Committee recommended to the Board annual performance incentives for the executive officers in a range between 40% and 50% of base salary.

For the financial year ended December 31, 2012, total cash compensation for the executive officers was approximately at the median for the comparator group, with the exception of the two executive officers with technical skills and experience, for whom total cash compensation was approximately at the 75th percentile of the comparator group.  The Compensation Committee was of the view that total cash compensation for the two executive officers at the 75th percentile was warranted based on the achievement of corporate performance objectives as discussed and set out in the table above.

Long-Term Equity Incentives

Teranga’s compensation policy targets annual grants of long-term equity incentives at the median of the comparator group.  Long- term equity incentives are designed to provide that, when combined with each executive officer’s other elements of compensation, an executive officers’ total compensation can achieve the 75th percentile of the comparator group for superior performance.  Long-term equity incentives are designed to encourage executive officers to remain with the Corporation, to align the interests of the executive officers with long-term interest of shareholders, and to reward them for their sustained contributions to long-term performance and the creation of shareholder value.

The Stock Option Plan (as defined below) allows Teranga the opportunity to grant options (“Stock Options”) to purchase common shares.  The Fixed Bonus Unit Plan (as defined below) allows officers and employees to participate in a non-equity based compensation plan (“Units”) in lieu of the Stock Option Plan.  The Board does not award Stock Options or Units according to a prescribed formula or target, but rather takes into account the individual’s position, scope of responsibility, ability to affect profits, the individual’s historic and recent performance, and the value of the awards in relation to other elements of the executive’s total compensation. The Board also takes previous grants of Stock Options and/or Units into consideration when considering new grants of Stock Options under the Stock Option Plan or Units under the Fixed Bonus Unit Plan.

Teranga has a compensation policy to grant all Stock Options and Units at an exercise price of $3.00 (the “IPO Price”), which is the price per share at which common shares were offered under Teranga’s IPO in November 2010.  Therefore, every Stock Option and Unit granted since the inception of Teranga, whether in connection with the IPO, or subsequent to the IPO, has been issued at an exercise price equal to the IPO Price.  While the Stock Options granted in connection with the IPO were at par with the IPO Price, all Stock Options and Units granted subsequently have been premium priced Stock Options and Units, since their exercise price exceeded the current market price of Teranga’s common shares at the time of grant.

In considering an annual award of long-term equity incentives for the financial year ended December 31, 2012, the Compensation Committee reviewed the number of existing Stock Options and Units held by the executive officers, the circumstances under which prior awards were made (including the Teranga IPO), the recommendations of the CEO, and the advice of LaneCaputo.  Based on such review, and the fact that the CEO did not recommend awarding any long-term equity incentives to the executive officers, the Compensation Committee recommended to the Board that no long term equity incentives in the form of Stock Options or Units be granted to the executive officers.  During 2012, the Board approved an initial grant of Stock Options to Navin Dyal upon his employment and appointment as Chief Financial Officer in September 2012.

For the financial year ended December 31, 2012, total direct compensation (salary + annual performance incentives + estimated value of equity-based incentives) for the executive officers was at or above the 75th percentile of the comparator group, with the exception of the Chief Financial Officer.  The principal reason for this, as noted above, was due to the large initial grant of Stock Options to all executive officers, other than the Chief Financial Officer, in connection with Teranga’s IPO in November 2010.

Named Executive Officers

Pursuant to National Instrument 51-102 — Continuous Disclosure Obligations (“NI 51-102”), Teranga is required to disclose the compensation paid to its “named executive officers”. This means Teranga’s Chief Executive Officer and Chief Financial Officer (or individuals who served in similar capacities) for any part of Teranga’s most recently completed financial year, and the three most highly compensated executive officers (or individuals who served in similar capacities), other than the Chief Executive Officer and Chief Financial Officer, at the end of the most recently completed financial year whose total compensation was, individually, more than CDN$150,000 (and each individual who would be a “named executive officer” but for the fact that the individual was neither an executive officer of Teranga, nor acting in a similar capacity, at the end of the financial year).

For the financial year ended December 31, 2012, the “named executive officers” are Alan R. Hill, the Executive Chairman; Richard S. Young, the President and Chief Executive Officer, Navin Dyal, the Chief Financial Officer, Mark English, Vice President Sabadola Operations and David Savarie, Vice President, General Counsel & Corporate Secretary (the “Named Executive Officers” or “NEOs”).

Summary Compensation Table

The following table, presented in accordance with NI 51-102, sets forth all annual and long-term compensation for services rendered in all capacities to Teranga for the financial year ended December 31, 2012, in respect of the NEOs.

Name and principal position	Fiscal Year Ended	Salary	Bonus	Share- based Awards	Option- based Awards(1)	Non-equity Incentive Plan Comp.		Pension Value	All Other Comp.		Total Comp.
Alan Hill	2012	$520,000	$260,000	—	$615,674	—		—	$5,846		$1,401,520
Executive Chairman(2)	2011	$500,000	$125,000	—	$2,410,860	—		—	$5,093		$3,040,953

Richard Young	2012	$473,000	$236,650	—	$562,058	—		—	$9,198		$1,280,906
President and Chief Executive Officer(3)	2011	$400,000	$112,500	—	$2,180,799	—		—	$3,855		$2,697,154

Navin Dyal(4)	2012	$62,000	$65,000	—	$154,227	—		—	$799		$281,832
Vice president, Chief Financial Officer	2011	N/A	N/A	—	N/A	—		—	N/A		N/A

Mark English(5)	2012	$345,000	$138,000	—	—	$658,782	(6)	—	$103,574	(5)	$1,243,363
Vice President, Sabadola Operations	2011	$326,000	$81,600	—	$1,201,485	—		—	$11,453		$1,620,942

David Savarie	2012	$300,000	$120,000	—	$363,272	—		—	$5,210		$788,482
Vice President, General Counsel & Corporate Secretary	2011	$275,000	$68,750	—	$1,022,885	—		—	$3,438		$1,370,073

(1)             Teranga values Stock Options using the Black-Scholes option pricing method as described in Teranga’s audited financials for the financial year ended December 31, 2012.

(2)             Mr. Hill was appointed to Executive Chairman, formerly Chairman and Chief Executive Officer, on September 6, 2012.

(3)             Mr. Young was promoted to and appointed President and Chief Executive Officer, formerly President and Chief Financial Officer, on September 6, 2012. Mr. Young’s current salary is $540,800.

(4)             Mr. Dyal was employed and appointed Chief Financial Officer as of September 27, 2012, and his annualized 2012 salary was $240,000.

(5)             Mr. English was promoted to Vice President, Sabodala Gold Operations on September 6, 2012.  Mr. English is entitled to accrue annual leave entitlements up to 4 weeks per year of service.  As at December 31, 2012, Mr. English had accrued $252,000 in unpaid annual leave entitlements. Mr. English was paid $90,375 in 2012 as per his accumulated annual leave entitlements under his employment agreement.

(6)             The Fixed Bonus Unit Plan is the only Non-equity Incentive Plan administered by the Corporation.  The amount set out herein for Mr.  English reflects the fair market value of the unvested Units at December 31, 2012.  The fair market value is calculated using the Black-Scholes option valuation model as described in Teranga’s audited financials for the year ended December 31, 2012.

CEO Compensation

On September 6, 2012, Richard Young was promoted to and appointed President and Chief Executive Officer, and the former Chief Executive Officer, Alan Hill, became the Executive Chairman of Teranga.  While the Board recognizes that having both and Executive Chairman and a Chief Executive Officer is not dissimilar to having two Chief Executive Officers, the Board is comfortable with the benefits such working relationship between Mr. Hill and Mr. Young provide to Teranga.

The Compensation Committee has considered the practicalities of effectively having dual CEO roles, and has determined, from a compensation policy perspective, that the maximum aggregate total direct compensation for both roles should be limited to current amounts.  In practice, this means that mix of compensation elements, the allocation of compensation among those elements, and the allocation of compensation between the Executive Chairman and CEO roles may change from year to year, but the maximum total direct compensation for the two roles will stay the same.

For the financial year ended December 31, 2012, the Chief Executive Officer’s base salary and annual performance incentive award were at or slightly above the median of the comparator group.  Due to the initial grant of Stock Options in connection with Teranga’s IPO in November 2012, the Chief Executive Officer’s total direct compensation is approximately at the 75th percentile of total direct compensation for the comparator group.

Pension Plan Benefits and Defined Contribution Plans

Teranga does not have a pension plan or defined benefit plan.

Incentive Plan Awards

Outstanding Option-Based Awards

No long term incentive plan awards of Stock Options were made to the NEOs during 2012, with the exception of an initial grant of Stock Options to Navin Dyal, the new CFO hired in September 2012.  The following table sets forth details of all Stock Option awards outstanding as at December 31, 2012.

Name	Option-based Awards Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-the-money Options ($)(1)
Alan R. Hill	2,000,000	$3.00	11/26/2020	Nil
	200,000	$3.00	12/20/2021	Nil
Richard S. Young	1,800,000	$3.00	11/26/2020	Nil
	200,000	$3.00	12/20/2021	Nil
Navin Dyal	600,000	$3.00	9/27/2022	Nil
Mark English(2)	Nil	N/A	N/A	N/A
David Savarie	700,000	$3.00	11/26/2020	Nil
	400,000	$3.00	12/20/2021	Nil

(1)         Based on the closing price for the Common Shares on the TSX of $2.26 on December 30, 2012.

(2)         Mr. English does not hold any incentive Stock Options in the Corporation.  Mr. English was granted 1,100,000 Fixed Bonus Units in 2012 of which 775,000 have vested to date with an Exercise Price of $3.00 per Unit.

Incentive Plan Awards — Value Vested or Earned during the Year

During the financial year ending December 31, 2012, the value of the Stock Options or Units that would have been realized on the vesting date by each Named Executive Officer for the year ended December 31, 2012 was nil.

Termination and Change of Control Benefits

Teranga has entered into employment agreements with each of the Named Executive Officers. The employment agreements are governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. None of the agreements contain provision providing for any benefits upon a change of control other than as set out below. For the purposes of this section, “Change of Control” means any of the following: (a) a “Change of Control Event” as defined in Teranga’s Stock Option Plan; and (b) in any eighteen month consecutive period, the following individuals cease for any reason to constitute a majority of the Board: (i) directors who were directors at the beginning of such period (the “Incumbent Directors”), and (ii) any new directors (the “New Directors”) following May 27, 2013 whose appointment to the Board, or nomination for election as a director by shareholders of Teranga, was approved by a vote of at least a majority of the directors who, at such time, were either (A) Incumbent Directors, or (B)

directors whose appointment or nomination for election as a director was previously approved by the Incumbent Directors and New Directors then on the Board.

Description of Employment Agreements

Alan R. Hill

The employment agreement with Mr. Hill is for an indefinite term, subject to the termination provisions provided for in the agreement. As at December 31, 2012, the agreement provided for annual salary of $520,000, benefits, an annual bonus to be approved by Teranga’s board of directors and incentive Stock Options pursuant to the Option Plan.

In the event of a Change of Control and either (a) the termination of Mr. Hill without cause within one year following the Change of Control event, or (b) the voluntary termination by Mr. Hill of his employment within sixty (60) days following the date which is 120 days after the Change of Control event, Mr. Hill will be entitled to receive a lump sum payment equal to three (3) times the sum of his base salary and actual bonus, including the cash component and the cash equivalent as of the date of grant of any deferred or restricted share units comprising part of the bonus, with such aggregate amount to be averaged over the two (2) preceding years. In the event that Mr. Hill’s employment is terminated without cause, he will be entitled to a lump sum payment equal to three (3) years total compensation, comprised of his annual salary plus bonus, including the cash component and the cash equivalent as of the date of grant of any deferred or restricted share units comprising part of the bonus, with such aggregate amount to be averaged over the two (2) preceding years. The agreement also contains confidentiality, non-compete and non-solicitation covenants in favour of Teranga. Mr. Hill may terminate the agreement by giving Teranga ninety (90) days prior written notice.

Richard S. Young

The employment agreement with Mr. Young is for an indefinite term, subject to the termination provisions provided for in the agreement. As at December 31, 2012, the agreement provides for annual salary of $473,000, benefits and an annual bonus to be approved by the Board, and incentive Stock Options granted pursuant to the Option Plan.

In the event of a Change of Control and either (a) the termination of Mr. Young without cause within one year following the Change of Control event, or (b) the voluntary termination by Mr. Young of his employment within sixty (60) days following the date which is 120 days after the Change of Control event, Mr. Young will be entitled to receive a lump sum payment equal to two and one half (2 1/2) times the sum of his base salary and actual bonus, including the cash component and the cash equivalent as of the date of grant of any deferred or restricted share units comprising part of the bonus, with such aggregate amount to be averaged over the two (2) preceding years. In the event that Mr. Young’s employment is terminated without cause, he will be entitled to a lump sum payment equal to two and one half (2 1/2) years total compensation, comprised of his annual salary plus bonus, including the cash component and the cash equivalent as of the date of grant of any deferred or restricted share units comprising part of the bonus, with such aggregate amount to be averaged over the two (2) preceding years. The agreement also contains confidentiality, non-compete and non-solicitation covenants in favour of Teranga. Mr. Young may terminate the agreement by giving Teranga ninety (90) days prior written notice.

Navin Dyal

Mr. Dyal was hired as the new CFO on September 27, 2012.  The employment agreement with Mr. Dyal is for an indefinite term, subject to the termination provisions provided for in the agreement. As at December 31, 2012, the agreement provided for an annual salary of $240,000, benefits, an annual bonus to be approved by the Board, and incentive Stock Options granted pursuant to the Option Plan.

In the event that Mr. Dyal’s employment is terminated without cause, or following a Change of Control, Mr. Dyal’s position, responsibilities, salary, bonus arrangement or benefits are materially reduced without his consent, he will be entitled to a lump sum payment equal to two (2) years total compensation, comprised of his annual salary plus bonus, including the cash component and the cash equivalent as of the date of grant of any deferred or restricted share units comprising part of the bonus, with such aggregate amount to be averaged over the two (2) preceding years. The agreement also contains confidentiality, non-compete and non-solicitation covenants in favour of Teranga. Mr. Dyal may terminate the agreement by giving Teranga ninety (90) days written notice.

Mark English

The employment agreement with Mr. English is for an indefinite term, subject to the termination provisions provided for in the agreement. As at December 31, 2012, the agreement provided for an annual salary of USD$345,000, benefits, an annual bonus to be approved by the Board, and Fixed Bonus Units granted pursuant to the Fixed Bonus Unit Plan.

In the event of a Change of Control and either (a) the termination of Mr. English without cause within one year following the Change of Control event, or (b) the voluntary termination by Mr. English of his employment within sixty (60) days following the date which is 120 days after the Change of Control event, Mr. English will be entitled to receive a lump sum payment equal to eighteen (18) months of his base salary and actual bonus, including the cash component and the cash equivalent as of the date of grant of any deferred or restricted share units comprising part of the bonus, with such aggregate amount to be averaged over the two (2) preceding years. In the event that Mr. English’ employment is terminated without cause, he will be entitled to a lump sum payment equal to eighteen (18) months total compensation, comprised of his annual salary plus bonus, including the cash component and the cash equivalent as of the date of grant of any deferred or restricted share units comprising part of the bonus, with such aggregate amount to be averaged over the two (2) preceding years. The agreement also contains confidentiality, non-compete and non-solicitation covenants in favour of Teranga. Mr. English may terminate the agreement by giving Teranga ninety (90) days written notice.

David Savarie

The employment agreement with Mr. Savarie is for an indefinite term, subject to the termination provisions provided for in the agreement. As at December 31, 2012, the agreement provided for an annual salary of $300,000, benefits, an annual bonus to be approved by the Board and incentive Stock Options granted pursuant to the Option Plan.

In the event of a Change of Control and either (a) the termination of Mr. Savarie without cause within one year following the Change of Control event, or (b) the voluntary termination by Mr. Savarie of his employment within sixty (60) days following the date which is 120 days after the Change of Control event, Mr. Savarie will be entitled to receive a lump sum payment equal to two (2) times the sum of his base salary and actual bonus, including the cash component and the cash equivalent as of the date of grant of any deferred or restricted share units comprising part of the bonus, with such aggregate amount to be averaged over the two (2) preceding years. In the event that Mr. Savarie’s employment is terminated without cause, he will be entitled to a lump sum payment equal to two (2) years total compensation, comprised of his annual salary plus bonus, including the cash component and the cash equivalent as of the date of grant of any deferred or restricted share units comprising part of the bonus, with such aggregate amount to be averaged over the two (2) preceding years. The agreement also contains confidentiality, non-compete and non-solicitation covenants in favour of Teranga. Mr. Savarie may terminate the agreement by giving Teranga thirty (30) days prior written notice.

Summary of Termination Benefits

The following table provides details regarding the estimated incremental payments from Teranga to each of the Named Executive Officers in the event of a change of control or termination without cause, and assuming the event took place on the date hereof:

Name	Triggering Event	Base Salary/ Total Cost Remuneration Package ($)	Bonus ($)	Options ($)(1)	Other Benefits	Total ($)

Alan R. Hill	Termination without cause	$1,622,400	$577,500	Nil/Full vesting	Nil	$2,199,900
	Change of Control	$1,622,400	$577,500	Nil	Nil	$2,199,900

Richard S. Young	Termination without cause	$1,352,000	$421,875	Nil/Full vesting	Nil	$1,773,875
	Change of Control	$1,352,000	$421,875	Nil	Nil	$1,773,875

Navin Dyal	Termination without cause	$520,000	$192,000	Nil/Full vesting	Nil	$712,000
	Change of Control(2)	$520,000	$192,000	Nil	Nil	$712,000

Mark English	Termination without cause	$538,200	$165,375	Nil/Full vesting(2)	Nil	$703,575
	Change of Control	$538,200	$165,375	Nil	Nil	$703,575

David Savarie	Termination without cause	$624,000	$188,750	Nil/Full vesting	Nil	$812,750
	Change of Control	$624,000	$188,750	Nil	Nil	$812,750

(1)         Based on the closing price for the Common Shares on the TSX of $2.26 on December 31, 2012. Further, based on the terms of the option agreement entered into with each NEO at date of option grant, all unvested Options would immediately vest upon the date of termination (without cause) and the NEO would then have until the earlier of the expiry date of the option or 12 months to exercise such options before they are cancelled. However, in the circumstances of a change of control (as defined in Teranga’s Stock Option Plan), unvested options held by the NEO do not automatically vest, vesting in such scenario is at the discretion of the Board.

(2)         Mr. Dyal’s employment agreement does not include a double trigger termination provision following a change of control event that would allow him to unilaterally terminate his employment.

Teranga estimates that the aggregate incremental payments to each of the Named Executive Officers in the event of a change of control or termination without cause would be approximately $6.2 million.

Performance Graph

The following graph illustrates, since November 11, 2010, the date Teranga began trading on the TSX, the cumulative Shareholder return of an investment in Common Shares compared to the cumulative return of an investment in the S&P/TSX Global Gold Index and S&P/TSX Global Mining Index, assuming that CDN$100 was invested on November 11, 2010.

	November 15, 2010	December 31, 2010	December 30, 2011	December 31, 2012
Teranga Gold Corporation	$100.00	$106.57	$75.91	$82.48
S&P/TSX Global Gold Index	$100.00	$102.54	$87.86	$73.88
S&P/TSX Global Mining Index	$100.00	$106.56	$78.74	$75.56

The trend in the above graph shows an industry wide decline in investment returns across the two major indices (that include Teranga) from the time of Teranga’s initial public trading up to December 31, 2012.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

To the best of the Corporation’s knowledge, information and belief, no director or executive officer of the Corporation, nor any proposed nominee for election as a director of the Corporation, nor any of their associates, is currently or was at any time since the beginning of the financial year ended December 31, 2012, indebted to the Corporation or any of its subsidiaries, and no indebtedness of such persons to another entity is currently or was at any time since the beginning of the financial year ended December 31, 2012 the subject of a guarantee, support agreement, letter of credit or other similar agreement provided by the Corporation or any of its subsidiaries.

AUDIT COMMITTEE

The primary function of the audit committee of the Board (the “Audit Committee”) is to assist the Board in fulfilling its financial reporting and controls responsibilities to Shareholders. In accordance with National Instrument 52-110 — Audit Committees of the Canadian Securities Administrators (“NI 52-110”), information with respect to the Corporation’s Audit Committee is contained below. A copy of the Audit Committee Charter is attached to this Circular as Schedule “D”.

Composition of the Audit Committee

The Audit Committee of the Corporation is currently comprised of Mr. Thomas (Chair), Mr. Lennox-King, Mr. Wheatley and Mr. Lattanzi.  Each member of the Audit Committee is considered to be independent within the meaning of NI 52-110. All members of the Audit Committee are financially literate in that they have the ability to read and understand a set of financial statements that are of the same breadth and level of complexity of accounting issues as can be reasonably expected to be raised by the Corporation’s financial statements. In addition, Mr. Thomas was previously an audit partner at Ernst & Young LLP for 13 years.

Relevant Education and Experience

For details regarding the relevant education and experience of each member of the Audit Committee relevant to the performance of his duties as a member of the Audit Committee, please see “Election of Directors — Nominee Biographies”.

Audit Committee Oversight

At no time since the commencement of the Corporation’s most recently completed financial year did the Board decline to adopt a recommendation of the Audit Committee to nominate or compensate an external auditor.

Reliance on Certain Exemptions

At no time since the commencement of the Corporation’s most recently completed financial year did the Corporation rely on (a) the exemption in section 2.4 of NI 52-110 (De Minimis Non-audit Services), or (b) an exemption from NI 52-110, in whole or in part, granted under Part 8 (Exemptions).

Pre-approval Policies and Procedures

The Audit Committee is responsible for pre-approving all non-audit services to be provided by the external auditor to the Corporation or any subsidiary entities by its external auditors or by the external auditors of such subsidiary entities. Furthermore, the Audit Committee is required to evaluate the independence and objectivity of the external auditors. The Audit Committee also has the authority to engage independent legal counsel and other advisors as it determines necessary to carry out its duties and responsibilities.

External Auditor Services

Financial Period	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)
October 1, 2010 to December 31, 2011	$461,466	Nil	1,467	8,448
January 1, 2012 to December 31, 2012	$391,000	$102,000	2,000	106,000

“Audit Fees” include fees necessary to perform the annual audit and quarterly reviews of the Corporation’s financial statements. Audit Fees include fees for review of tax provisions and for accounting consultations on matters reflected in the financial statements. Audit Fees also include audit or other attest services required by legislation or regulation, such as comfort letters, consents, reviews of securities filings and statutory audits.

(1)         “Audit-Related Fees” include services that are traditionally performed by the auditor. These audit-related services include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.

(2)         “Tax Fees” include fees for all tax services other than those included in “Audit Fees” and “Audit-Related Fees”. This category includes fees for tax compliance, tax planning and tax advice. Tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.

(3)         “All Other Fees” include all other non-audit services.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

To the best of the Corporation’s knowledge, information and belief, except as otherwise disclosed herein, no informed person of the Corporation, proposed director of the Corporation, or any of their associates or affiliates, has had a material interest, direct or indirect, in any transaction since the commencement of the Corporation’s most recently completed financial year or in any proposed transaction Form which has materially affected or would materially affect the Corporation or any of its subsidiaries.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on the System for Electronic Document Analysis and Retrieval at www.sedar.com. A holder of Common Shares may contact the Corporation to request a copy of the Corporation’s financial statements and accompanying management’s discussion and analysis by contacting Kathy Sipos, through e-mail at ksipos@terangagold.com, or through the Corporation’s Internet website at www.terangagold.com. Financial information is provided in the Corporation’s comparative financial statements and accompanying management’s discussion and analysis for the fiscal year ended December 31, 2012.

APPROVAL

The contents and sending of this Circular have been approved by the directors of the Corporation.

DATED May 15, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

David Savarie
VP, General Counsel & Corporate Secretary

SCHEDULE “A”

TERANGA GOLD CORPORATION

NOTICE OF CHANGE OF AUDITORS

TO:                                                                           Deloitte LLP, Chartered Accountants

AND TO:                                             Ernst & Young LLP, Chartered Accountants

It is proposed that Teranga Gold Corporation (the “Corporation”) will change its auditor from Deloitte LLP, Chartered Accountants, Toronto, Ontario, Canada (the “former auditor”) to Ernst & Young LLP, Chartered Accountants, Toronto, Ontario, Canada (the “successor auditor”), effective as of the date hereof.

The Audit Committee’s recommendation for the change of auditor to the Board of Directors was made as a result of several factors, including the successor auditor’s mining expertise within Senegal, our principal area of operations.

In accordance with National Instrument 51-102 — Continuous Disclosure Obligations (“NI 51-102”), the Corporation reports that:

(1)         the former auditor has therefore been terminated as auditor of the Corporation effective as of the date hereof;

(2)         the former auditor will not be proposed to shareholders at the next annual meeting of shareholders for reappointment;

(3)         there were no reservations in the former auditor’s reports in connection with the audits of the two most recently completed fiscal years and any period subsequent to the most recently completed fiscal year for which an audit report was issued and preceding the date of expiry of the former auditor’s term of office; and

(4)         there are no “reportable events” as such term is defined in NI 51-102.

The change of auditor and the recommendation to appoint the successor auditor was approved by the audit committee and the board of directors of the Corporation.

DATED this 12th day of April, 2013.

ON BEHALF OF THE BOARD OF DIRECTORS

David Savarie
VP, General Counsel & Corporate Secretary

A-1

SCHEDULE “B”

TERANGA GOLD CORPORATION

ADVANCE NOTICE

BY-LAW NO. 2

Nomination of Directors

1.              Only persons who are nominated in accordance with the procedures set out in this Advance Notice By-Law (the “By-Law”) shall be eligible for election as directors to Teranga Gold Corporation’s (“Teranga”) board of directors (the “Board”). Nominations of persons for election to the Board may only be made at an annual meeting of shareholders, or at a special meeting of shareholders called for any purpose which includes the election of directors to the Board, as follows:

a)             by or at the direction of the Board or an authorized officer of Teranga, including pursuant to a notice of meeting;

b)             by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Canada Business Corporations Act (the “Act”) or a requisition of shareholders made in accordance with the provisions of the Act; or

c)              by any person entitled to vote at such meeting (a “Nominating Shareholder”), who: (A) is, at the close of business on the date of giving notice provided for in 3 below and on the record date for notice of such meeting, either entered in the securities register of Teranga as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) has given timely notice in proper written form as set forth in this By-Law.

2.              For the avoidance of doubt, the foregoing Section 1.1c) shall be the exclusive means for any Nominating Shareholder to bring nominations for election to the Board before any annual or special meeting of shareholders of Teranga, provided, however, that nothing in this By-Law shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter that is properly brought before such meeting pursuant to the provisions of the Act or the discretion of the chair of the meeting.

3.              For a nomination made by a Nominating Shareholder to be accepted as timely notice (a “Timely Notice”), the Nominating Shareholder’s notice must be received by the corporate secretary of Teranga at its principal executive offices:

a)             in the case of an annual meeting of shareholders, not later than the close of business on the 30th day and not earlier than the opening of business on the 65th day before the date of the meeting: provided, however, if the first public announcement made by Teranga of the date of the annual meeting is less than 50 days prior to the meeting date, not later than the close of business on the 10th day following the day on which the first public announcement of the date of such annual meeting is made by Teranga; and

b)             in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting is made by Teranga.

4.              The time periods for giving of a Timely Notice shall in all cases be determined based on the original date of the annual meeting or the first public announcement of the annual or special meeting, as applicable. In no event shall an adjournment or postponement of an annual meeting or special meeting of shareholders or any announcement thereof commence a new time period for the giving of a Timely Notice.

5.              To be in proper written form, a Nominating Shareholder’s notice to the corporate secretary must comply with all the provisions of this 5 and:

a)             disclose or include, as applicable, as to each person whom the Nominating Shareholder proposes to nominate for election as a director (a “Proposed Nominee”):

i.                  their name, age, business and residential address, principal occupation or employment for the past five years, status as a “resident Canadian” (as such term is defined in the Act);

ii.               their direct or indirect beneficial ownership in, or control or direction over, any class or series of securities of Teranga, including the number or principal amount and the date on which such securities were acquired;

iii.            any relationships, agreements or arrangements, including financial, compensation and indemnity related relationships, agreements or arrangements, between the Proposed Nominee or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Proposed Nominee or the Nominating Shareholder;

iv.           any other information that would be required to be disclosed in a dissident proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Act or applicable securities law; and

v.              a duly completed personal information form in respect of the Proposed Nominee in the form prescribed by the Toronto Stock Exchange (and any equivalent documentation required by the Australian Securities Exchange or any other stock exchange on which the securities of Teranga are listed for trading); and

b)             disclose or include, as applicable, as to each Nominating Shareholder giving the notice or on whose behalf the nomination is made:

i.                  their name, business and residential address, direct or indirect beneficial ownership in, or control or direction over, any class or series of securities of Teranga, including the number or principal amount and the dates on which such securities were acquired;

ii.               their interests in, or rights or obligations associated with, an agreement, arrangement or understanding, the purpose or effect of which is to alter, directly or indirectly, the person’s economic interest in a security of Teranga or the person’s economic exposure to Teranga;

iii.            any proxy, contract, arrangement, agreement or understanding pursuant to which such person, or any of its affiliates or associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of Teranga or the nomination of directors to the Board;

iv.           a representation that the Nominating Shareholder is a holder of record of securities of Teranga, or a beneficial owner, entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such nomination;

v.              a representation as to whether such person intends to deliver a proxy circular and/or form of proxy to any shareholder of Teranga in connection with such nomination or otherwise solicit proxies or votes from shareholders of Teranga in support of such nomination; and

vi.           any other information relating to such person that would be required to be included in a dissident proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Act or as required by applicable securities law; and

c)              be accompanied by a questionnaire, representation and agreement as required by 6 below, duly completed and signed, and a written consent duly signed by each Proposed Nominee to being named as a nominee and to serve as a director of Teranga, if elected.

6.              A completed questionnaire as required by 5c) shall be in the form provided by the corporate secretary (upon written request of the Nominating Shareholder), and shall include:

a)             information regarding the background, independence and qualification of each Proposed Nominee and the background of each Nominating Shareholder; and

b)             a written representation and agreement (in the form provided by the corporate secretary upon written request of the Nominating Shareholder) confirming, among other things, that such Proposed Nominee is not and will not become a party to any agreement, arrangement or understanding with, or has not given any commitment or assurance to, any person, as to how such person, if elected as a director of Teranga, will act or vote on any issue or question, or with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of Teranga, that has not been disclosed to Teranga.

7.              All information to be provided in a Timely Notice pursuant to Section 1.5 shall be provided as of the date of such notice. If requested by Teranga, the Nominating Shareholder shall update such information forthwith so that it is true and correct in all material respects as of the date that is ten (10) business days prior to the date of the meeting, or any adjournment or postponement thereof.

8.              Any notice, or other document or information required to be given to the corporate secretary pursuant to this By-Law may only be given by personal delivery, facsimile transmission or by email (at such email address as may be stipulated from time to time by the corporate secretary for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery to the corporate secretary at the address of the principal executive offices of Teranga, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

9.              Additional Matters

a)             The chair of any meeting of shareholders of Teranga shall have the power to determine whether any proposed nomination is made in accordance with the provisions of this By-Law, and if any proposed nomination is not in compliance with such provisions, must declare that such defective nomination shall not be considered at any meeting of shareholders.

b)             Despite any other provision of this By-Law, if the Nominating Shareholder (or a qualified representative of the shareholder) does not appear at the meeting of shareholders of Teranga to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by Teranga.

c)              Nothing in this By-Law shall obligate Teranga or the Board to include in any proxy statement or other shareholder communication distributed by or on behalf of Teranga or the Board any information with respect to any proposed nomination or any Nominating Shareholder or Proposed Nominee.

d)             The Board may, in its sole discretion, waive any requirement of this By-Law.

e)              For the purposes of this By-Law, “public announcement” means disclosure in a press release disseminated by Teranga through a national news service in Canada, or in a document filed by Teranga for public access under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com in Canada and in Australia under its profile on the Australian Securities Exchange webpage www.asx.com.au.

Approved by the Board of Directors on April 29, 2013 with immediate effect.

SCHEDULE “C”

TERANGA GOLD CORPORATION

MANDATE OF THE BOARD OF DIRECTORS

1.              Introduction

The board of directors (the “Board”) of Teranga Gold Corporation (“Teranga”) is elected by the shareholders of Teranga and is responsible for the stewardship of Teranga. The purpose of this mandate is to describe the principal duties and responsibilities of the Board, as well as some of the policies and procedures that apply to the Board in discharging its duties and responsibilities.

2.              Chairman of the Board

The chairman of the Board is appointed by the Board, after considering the recommendation of the Corporate Governance and Nomination Committee, for such term as the Board may determine.

3.              Independence

The Board should be comprised of a majority of independent directors.

Where the chairman of the Board is not independent, the independent directors will select one of their number to be appointed lead director of the Board for such term as the independent directors may determine. If Teranga has a non-executive Chairman of the Board, then the role of the lead director will be filled by the non-executive, independent Chairman of the Board. The lead director or non-executive Chairman of the Board will Chair regular meetings of the independent directors and assume other responsibilities that the independent directors as a whole have designated. Given the purpose of the lead director is to ensure that the board functions adequately independent of management, the lead director shall be given the opportunity to review, comment and set agendas for board meetings (full board or independent directors only), oversee the information that is made available to directors by management and dealing with requests from or other issues that independent directors may have.

4.              Role and Responsibilities of the Board

The role of the Board is to represent the shareholders of Teranga, enhance and maximize shareholder value and conduct the business and affairs of Teranga ethically and in accordance with the highest standards of corporate governance. The Board is ultimately accountable and responsible for providing independent, effective leadership in supervising the management of the business and affairs of Teranga. The responsibilities of the Board include:

•                  adopting a strategic planning process;

•                  risk identification and ensuring that procedures are in place for the management of those risks;

•                  review and approve annual operating plans and budgets;

•                  corporate social responsibility, ethics and integrity;

•                  succession planning, including the appointment, training and supervision of management;

•                  delegations and general approval guidelines for management;

•                  monitoring financial reporting and management;

•                  monitoring internal control and management information systems;

•                  corporate disclosure and communications;

•                  adopting measures for receiving feedback from stakeholders; and

•                  adopting key corporate policies designed to ensure that Teranga, its directors, officers and employees comply with all applicable laws, rules and regulations and conduct their business ethically and with honesty and integrity.

Meetings of the Board are held at least quarterly, with additional meetings to be held depending on the state of Teranga’s affairs and in light of opportunities or risks which Teranga faces. In addition, separate, regularly scheduled meetings of the independent directors of the Board are held at which members of management are not present.

The Board will delegate responsibility for the day-to-day management of Teranga’s business and affairs to Teranga’s senior officers and will supervise such senior officers appropriately.

The Board may delegate certain matters it is responsible for to Board committees, including its Audit Committee, Corporate Governance and Nominating Committee, Compensation Committee, Finance Committee, and the Technical, Safety, Environment and Social Responsibility Committee. The Board will, however, retain its oversight function and ultimate responsibility for these matters and all other delegated responsibilities.

5.              Strategic Planning Process and Risk Management

The Board will adopt a strategic planning process to establish objectives and goals for Teranga’s business and will review, approve and modify as appropriate the strategies proposed by senior management to achieve such objectives and goals. The Board will review and approve, at least on an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of Teranga’s business and affairs.  The Board, in conjunction with management, will identify the principal risks of Teranga’s business and oversee management’s implementation of appropriate systems to

C-1

effectively monitor, manage and mitigate the impact of such risks. Pursuant to its duty to oversee the implementation of effective risk management policies and procedures, the Board will delegate to the Compensation Committee the responsibility for assessing and implementing risk management policies and procedures directly connected to Teranga’s compensation practices. Similarly, the Board will delegate the responsibility of assessing and implementing risk management policies and procedures directly connected to environmental risk management to the Technical, Safety, Environmental and Social Responsibility Committee. The Board will work in conjunction with each Committee, respectively, to oversee the implementation of such policies and procedures.

6.              Corporate Social Responsibility, Ethics and Integrity

The Board will provide leadership to Teranga in support of its commitment to Corporate Social Responsibility, set the ethical tone for Teranga and its management and foster ethical and responsible decision making by management. The Board will take all reasonable steps to satisfy itself of the integrity of the Chief Executive Officer and management and satisfy itself that the Chief Executive Officer and management create a culture of integrity throughout the organization.

7.              Succession Planning, Appointment and Supervision of Management

The Board will approve the succession plan for Teranga, including the selection, appointment, supervision and evaluation of the Chief Executive Officer and the other senior officers of Teranga, and will also approve the compensation of the Chief Executive Officer and the other senior officers of Teranga.

8.              Delegations and Approval Authorities

The Board will delegate to the Chief Executive Officer and senior management authority over the day-to-day management of the business and affairs of Teranga. This delegation of authority will be subject to specified financial limits and any transactions or arrangements in excess of general authority guidelines will be reviewed by and subject to the prior approval of the Board.

9.              Monitoring of Financial Reporting and Management

The Board approves all regulatory filings, including the annual audited financial statements, interim financial statements, the notes and management discussion and analysis accompanying such financial statements, quarterly and annual reports, management proxy circulars, annual information forms, prospectuses, and all capital investments, equity financings, borrowings and all annual operating plans and budgets.

The Board will adopt procedures that seek to: ensure the integrity of internal controls and management information systems; ensure compliance with all applicable laws, rules and regulations; and prevent violations of applicable laws, rules and regulations relating to financial reporting and disclosure, violation of Teranga’s Code of Business Conduct and Ethics and fraud against shareholders.

10.       Corporate Disclosure and Communications

The Board will seek to ensure that all corporate disclosure complies with all applicable laws, rules and regulations and the rules and regulations of the stock exchanges upon which Teranga’s securities are listed. In addition, the Board will adopt procedures that seek to ensure the Board receives feedback from security holders on material issues.

11.       Corporate Policies

The Board will adopt and annually review policies and procedures designed to ensure that Teranga, its directors, officers and employees comply with all applicable laws, rules and regulations and conduct Teranga’s business ethically and with honesty and integrity. Principal policies consist of:

•                  Code of Business Conduct and Ethics;

•                  Corporate Disclosure Policy;

•                  Corporate Governance Guidelines;

•                  Foreign Corrupt Practices Policy;

•                  Insider Trading Policy;

•                  Majority Voting Policy; and

•                  Whistleblower Policy.

12.       Review of Mandate

The Corporate Governance and Nominating Committee annually reviews and assess the adequacy of this mandate and recommend any proposed changes to the Board for consideration.

Dated:	April 29, 2013

Approved by:	Board of Directors

C-2

SCHEDULE “D”

TERANGA GOLD CORPORATION

AUDIT COMMITTEE CHARTER

This charter (the “Charter”) sets forth the purpose, composition, responsibilities and authority of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Teranga old Corporation (“Teranga”).

1.              Purpose

The purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to:

•                  financial reporting and disclosure requirements;

•                  ensuring that an effective risk management and financial control framework has been implemented and tested by management of Teranga; and

•                  external and internal audit processes.

2.              Composition and Membership

i.                  The Board will appoint the members (“Members”) of the Committee. The Members will be appointed to hold office until the next annual special meeting of shareholders of Teranga or until their successors are appointed. The Board may remove a Member at any time and may fill any vacancy occurring on the Committee. A Member may resign at any time and a Member will automatically cease to be a Member upon ceasing to be a director.

ii.               The Committee will consist of at least three directors. Each Member will meet the criteria for independence and financial literacy established by applicable laws and the rules of any stock exchanges upon which Teranga’s securities are listed, including National Instrument 52-110 — Audit Committees. In addition, each director will be free of any relationship which could, in the view of the Board, reasonably interfere with the exercise of a Member’s independent judgment.

iii.            The Board will appoint one of the Members to act as the chairman of the Committee (the “Chairman”). The secretary of Teranga (the “Secretary”) will be the secretary of all meetings and will maintain minutes of all meetings and deliberations of the Committee. If the Secretary is not in attendance at any meeting, the Committee will appoint another person who may, but need not, be a Member to act as the secretary of that meeting.

3.              Meetings

i.                  Meetings of the Committee will be held at such times and places as the Chairman may determine, but in any event not less than four (4) times per year. Twenty-four (24) hours advance notice of each meeting will be given to each Member orally, by telephone, by facsimile or email, unless all Members are present and waive notice, or if those absent waive notice before or after a meeting. Members may attend all meetings either in person or by telephone.

ii.               At the request of the external auditors of Teranga, the Chief Executive Officer or the Chief Financial Officer of Teranga or any Member, the Chairman will convene a meeting of the Committee. Any such request will set out in reasonable detail the business proposed to be conducted at the meeting so requested.

iii.            The Chairman, if present, will act as the chairman of meetings of the Committee. If the Chairman is not present at a meeting of the Committee, the Members in attendance may select one of their numbers to act as chairman of the meeting.

iv.           A majority of Members will constitute a quorum for a meeting of the Committee. Each Member will have one vote and decisions of the Committee will be made by an affirmative vote of the majority. The Chairman will not have a deciding or casting vote in the case of an equality of votes. Powers of the Committee may also be exercised by written resolutions signed by all Members.

v.              The Committee may invite from time to time such persons as it sees fit to attend its meetings and to take part in the discussion and consideration of the affairs of the Committee. The Committee will meet in camera without members of management in attendance for a portion of each meeting of the Committee.

vi.           In advance of every regular meeting of the Committee, the Chairman, with the assistance of the Secretary, will prepare and distribute to the Members and others as deemed appropriate by the Chairman, an agenda of matters to be addressed at the meeting together with appropriate briefing materials. The Committee may require officers and employees of Teranga to produce such information and reports as the Committee may deem appropriate in order for it to fulfill its duties.

4.              Duties and Responsibilities

The duties and responsibilities of the Committee as they relate to the following matters, are as follows:

a.              Financial Reporting and Disclosure

i.                  review and recommend to the Board for approval, the audited annual financial statements, including the auditors’ report thereon, the quarterly financial statements, management discussion and analysis, financial reports, and any guidance with respect to earnings per share to be given, prior to the public disclosure of such information, with such documents to indicate whether such information has been reviewed by the Board or the Committee; review and recommend to the Board for approval, where appropriate, financial information contained in any prospectuses, annual information forms, annual report to shareholders, management proxy circular, material change disclosures of a financial nature and similar disclosure documents prior to the public disclosure of such information;

ii.               review with management of Teranga, and with external auditors, significant accounting principles and disclosure issues and alternative treatments under International Financial Reporting Standards (“IFRS”), with a view to gaining reasonable assurance that financial statements are accurate, complete and present fairly Teranga’s financial position and the results of its operations in accordance with IFRS, as applicable;

iii.            seek to ensure that adequate procedures are in place for the review of Teranga’s public disclosure of financial information extracted or derived from Teranga’s financial statements, periodically assess the adequacy of those procedures and recommend any proposed changes to the Board for consideration;

iv.           on a quarterly basis, the Chairman shall review the minutes from each meeting of the disclosure committee, established pursuant to Teranga’s corporate disclosure policy;

b.              Internal Controls and Audit

i.                  review the adequacy and effectiveness of Teranga’s system of internal control and management information systems through discussions with management and the external auditor to ensure that Teranga maintains: (i) the necessary books, records and accounts in sufficient detail to accurately and fairly reflect Teranga’s transactions; (ii) effective internal control systems; and (iii) adequate processes for assessing the risk of material misstatement of the financial statement and other identified risks, including risks associated with operating in emerging markets, detecting control weaknesses and detecting fraud. From time to time the Committee shall assess whether it is necessary or desirable to establish a formal internal audit department having regard to the size and stage of development of Teranga at any particular time;

ii.               satisfy itself that management has established adequate procedures for the review of Teranga’s disclosure of financial information extracted or derived directly from Teranga’s financial statements;

iii.            satisfy itself, through discussions with management, that the adequacy of internal controls, systems and procedures has been periodically assessed in order to ensure compliance with regulatory requirements and recommendations;

iv.           review and discuss Teranga’s major financial risk exposures and the steps taken to monitor and control such exposures, including the use of any financial derivatives and hedging activities;

v.              review, and in the Committee’s discretion make recommendations to the Board regarding, the adequacy of Teranga’s risk management policies and procedures with regard to identification of Teranga’s principal risks and implementation of appropriate systems to manage such risks including an assessment of the adequacy of insurance coverage maintained by Teranga;

vi.           recommend the appointment, or if necessary, the dismissal of the head of Teranga’s internal audit process;

c.               External Audit

i.                  recommend to the Board a firm of external auditors to be nominated for appointment as the external auditor of Teranga;

ii.               ensure the external auditors report directly to the Committee on a regular basis;

iii.            review the independence of the external auditors, including a written report from the external auditors respecting their independence and consideration of applicable auditor independence standards;

iv.           review and recommend to the board the fee, scope and timing of the audit and other related services rendered by the external auditors;

v.              review the audit plan of the external auditors prior to the commencement of the audit;

vi.           establish and maintain a direct line of communication with Teranga’s external and internal auditors;

vii.        meet at least once a year in camera with only the auditors, and with only the members of the Committee;

viii.     oversee the performance of the external auditors who are accountable to the Committee and the Board as representatives of the shareholders, including the lead partner of the independent auditors team;

ix.           oversee the work of the external auditors appointed by the shareholders of Teranga with respect to preparing and issuing an audit report or performing other audit, review or attest services for Teranga, including the resolution of issues between management of Teranga and the external auditors regarding financial disclosure;

x.              review the results of the external audit and the report thereon including, without limitation, a discussion with the external auditors as to the quality of accounting principles used, any alternative treatments of financial information that have been discussed with management of Teranga, the ramifications of their use as well as any other material changes. Review a report describing all material written communication between management and the auditors such as management letters and schedule of unadjusted differences;

xi.           discuss with the external auditors their perception of Teranga’s financial and accounting personnel, records and systems, the cooperation which the external auditors received during their course of their review and availability of records, data and other requested information and any recommendations with respect thereto;

xii.        discuss with the external auditors their perception of Teranga’s identification and management of risks, including the adequacy or effectiveness of policies and procedures implemented to mitigate such risks;

xiii.     review the reasons for any proposed change in the external auditors which is not initiated by the Committee or Board and any other significant issues related to the change, including the response of the incumbent auditors, and enquire as to the qualifications of the proposed auditors before making its recommendations to the Board;

xiv.    review annually a report from the external auditors in respect of their internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues;

d.              Associated Responsibilities

i.                  monitor and periodically review the Whistleblower Policy and associated procedures for:

A.            the receipt, retention and treatment of complaints received by Teranga regarding accounting, internal accounting controls or auditing matters;

B.            the confidential, anonymous submission by directors, officers and employees of Teranga of concerns regarding questionable accounting or auditing matters; and

C.            any violations of any applicable law, rule or regulation that relates to corporate reporting and disclosure, or violations of Teranga’s Code of Business Conduct & Ethics; and

ii.               review and approve Teranga’s hiring policies regarding employees and partners, and former employees and partners, of the present and former external auditors of Teranga; and

e.               Non-Audit Services

i.                  pre-approve all non-audit services to be provided to Teranga or any subsidiary entities by its external auditors or by the external auditors of such subsidiary entities. The Committee may delegate to one or more of its members the authority to pre-approve non-audit services but pre-approval by such member or members so delegated shall be presented to the full Committee at its first scheduled meeting following such pre-approval.

5.              Oversight Function

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that Teranga’s financial statements are complete and accurate or comply with IFRS and other applicable requirements. These are the responsibilities of Management and the external auditors. The Committee, the Chairman and any Members identified as having accounting or related financial expertise are members of the Board, appointed to the Committee to provide broad oversight of the financial, risk and control related activities of Teranga, and are specifically not accountable or responsible for the day to day operation or performance of such activities. Although the designation of a Member as having accounting or related financial expertise for disclosure purposes is based on that individual’s education and experience, which that individual will bring to bear in carrying out his or her duties on the Committee, such designation does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Committee and Board in the absence of such designation. Rather, the role of a Member who is identified as having accounting or related financial expertise, like the role of all Members, is to oversee the process, not to certify or guarantee the internal or external audit of Teranga’s financial information or public disclosure.

6.              Reporting

The Chairman will report to the Board at each Board meeting on the Committee’s activities since the last Board meeting. The Committee will annually review and approve the Committee’s report for inclusion in the Annual Information Form. The Secretary will circulate the minutes of each meeting of the Committee to the members of the Board.

7.              Access to Information and Authority

The Committee will be granted unrestricted access to all information regarding Teranga necessary or desirable to fulfill its duties and all directors, officers and employees will be directed to cooperate as requested by Members. The

Committee has the authority to retain, at Teranga’s expense, independent legal, financial and other advisors, consultants and experts, to assist the Committee in fulfilling its duties and responsibilities, including sole authority to retain and to approve any such firm’s fees and other retention terms without prior approval of the Board. The Committee also has the authority to communicate directly with internal and external auditors.

8.              Review of Charter

The Committee will annually review and assess the adequacy of this Charter and recommend any proposed changes to the Board for consideration.

Dated:	April 29, 2013
Approved by:	Audit Committee
Board of Directors